EXHIBIT 7.02

Execution Version

Dated 30 July 2014

Facility Agreement

relating to a

US$30,000,000 Term Loan Facility

between

Harvest Holdings Limited

as an Original Obligor

Harvest Parent Limited

as Original Guarantor

Harvest Merger Limited

as Borrower

and

China Minsheng Banking Corp., Ltd., Hong Kong Branch

as Lender

White & Case Pte. Ltd.

9th Floor Central Tower

28 Queen’s Road Central

Hong Kong, Hong Kong

(i)

(ii)

This Agreement is dated 30 July 2014 and made

Between:

(1)	HARVEST HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands with limited liability with registration number 288205 (the “Holdco”);

(2)	HARVEST PARENT LIMITED, an exempted company incorporated in the Cayman Islands with limited liability with registration number 288219 (the “Parentco” or the “Original Guarantor”);

(3)	HARVEST MERGER LIMITED, an exempted company incorporated in the Cayman Islands with limited liability with registration number 288220 (the “Borrower”); and

(4)	CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH, with its principal place of business in Hong Kong at 36/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong as lender (the “Lender”).

It is agreed as follows:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	Agricultural Bank of China;

(b)	Bank of China;

(c)	China Construction Bank;

(d)	China Minsheng Bank;

(e)	The Hongkong and Shanghai Banking Corporation Limited;

(f)	Shanghai Pudong Development Bank;

(g)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(h)	any other bank or financial institution approved by the Lender.

“Acceptable Lender” means:

(a)	Asian Development Bank;

(b)	International Finance Corporation;

(c)	DEG;

(d)	Rabobank;

(e)	Macquarie;

(f)	Australia and New Zealand Banking Group Limited;

(g)	Agricultural Bank of China;

(h)	Bank of China;

(i)	China Construction Bank;

(j)	China Minsheng Bank;

(k)	The Hongkong and Shanghai Banking Corporation Limited;

(l)	Shanghai Pudong Development Bank;

(m)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(n)	any other bank or financial institution approved by the Lender.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Accounting Principles” means:

(a)	in relation to the Group (on a consolidated basis), the Target and the Offshore Group, IFRS; and

(b)	in relation to each Onshore Group Member, generally accepted accounting principles in the PRC.

“Additional Guarantor” means a person (as defined in Clause 1.2 (Construction) which becomes party hereto as a “Guarantor” in accordance with Clause 25 (Changes of the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means with respect to any document:

(a)	substantially in the form agreed by the Borrower and the Lender prior to the Signing Date; or

(b)	otherwise in form and substance acceptable to the Borrower and the Lender each acting reasonably.

“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other regulation issued under authority of the Executive Order or administered by OFAC, the Prevention of Terrorism Act 2005 of the United Kingdom, any sanction implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-Terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, and any similar law, regulations and/or sanctions enacted, issued and/or administered by the United Nations.

“Auditors” means, with respect to any relevant entity, the initial auditors of such entity at the Signing Date, or any other firm which is appointed by such entity in accordance with Clause 22.26 (Auditors).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Signing Date to and including the earlier of:

(a)	the date falling six (6) Months after the Signing Date;

(b)	the date on which the Merger Agreement is terminated or the Borrower notifies the Lender in writing that the Merger has been abandoned or withdrawn; and

(c)	the Closing Date.

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and (including but not limited to any fixed or minimum premium payable on prepayment or redemption thereof) for or in respect of Financial Indebtedness (other than in respect of derivative transactions for which the marked to market value shall be used) and the aggregate nominal value of any redeemable shares which are redeemable before the Final Maturity Date.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the portion thereof attributable to Margin) which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of the Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in relation to the determination of any interest rate, London;

(b)	in relation to any payment or purchase of US Dollars, New York; and

(c)	for all other purposes, Hong Kong.

“CapEx Excess” has the meaning given to that term in paragraph (c)(ii) of 20.1 (Financial Statements).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure, (other than any cash expenditure arising from any operating lease or lease which, in accordance with the Accounting Principles, is treated as an operating lease) and excluding any non-cash expenditure and any expenditure already taken into account in the calculation of Consolidated EBITDA as an operating expenditure in accordance with the Accounting Principles, provided that (for the avoidance of doubt) (a) any deferred payment or deferred obligation to effect payment in cash shall constitute cash expenditure and (b) where any asset is replaced and part of the purchase price therefor is paid by way of part exchange, only that portion of the purchase price that is paid or payable in cash shall be taken into account.

“Cash” means, at any time of determination, cash (denominated in US dollars or other freely convertible currencies) in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with an Acceptable Bank and to which such Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	repayment of that cash is not contingent on the prior discharge of any other indebtedness or liabilities of any Group Member or of any other person whatsoever or on the satisfaction of any other condition outside the control of such Group Member;

(b)	there is no Security or Quasi-Security over or affecting that cash except for Transaction Security or any Security or Quasi-Security referred to in paragraphs (a) (to the extent the amounts or payments referred to in that paragraph are not due and payable or are being contested in good faith), (b) or (d) of the definition of “Permitted Security”; and

(c)	in the case of cash of an offshore Group Member only, the cash is freely and (except to the extent of any Transaction Security under the Security Documents) immediately available (or, in the case of term deposits, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit) to be applied in repayment or prepayment of the Facility.

“Cash Equivalent Investments” means at any time of determination:

(a)	certificates of deposit or time deposits (in each case) maturing within one year after such time of determination and issued by an Acceptable Bank;

(b)	(in the case of “Cash Equivalent Investments” held by any Onshore Group Member) time deposits maturing within one year after such time of determination and held with an Acceptable Bank;

(c)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Japan, Hong Kong or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after such time of determination and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or the United Kingdom;

(iii)	which matures within one year after such time of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of that commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be converted to cash on not more than thirty days’ notice; or

(f)	any other debt security approved by the Lender,

in each case, denominated in US dollars, Japanese Yen, Hong Kong dollars and/or sterling pounds (and/or, in the case of “Cash Equivalent Investments” held by an Onshore Group Member, RMB), to which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security or Quasi-Security (other than Security arising under the Security Documents).

“Certificate of Merger” means the certificate issued by the Registrar of Companies in accordance with section 233(11) of the Companies Law (2013 Revision) of the Cayman Islands in respect of the Merger.

“Change of Control” means, without the prior written consent of the Lender:

(a)	the Holdco ceases to:

(i)	beneficially and legally own (directly or indirectly) the entire Equity Interest of the Parentco; and/or

(ii)	control the Parentco; and/or

(b)	the Parentco ceases to:

(i)	beneficially and legally own (directly or indirectly) the entire Equity Interest of the Borrower; and/or

(ii)	control the Borrower; and/or

(c)	the Personal Guarantor:

(i)	ceases (directly or indirectly) to be the largest ordinary shareholder of the Holdco; and/or

(ii)	disposes of any direct or indirect Equity Interest in the Borrower after the date of this Agreement; and/or

(iii)	ceases to beneficially and legally own (directly or indirectly) at least thirty - five per cent. (35%) of the Equity Interest in the Borrower; and/or

(d)	after the Merger Effective Time, the Borrower ceases to beneficially and legally own (directly or indirectly) at least the proportion of Equity Interest in any of its Subsidiaries which is a Major Target Group Member that it so beneficially and legally owned immediately after the Merger Effective Time, provided that for purposes of paragraph (c) above, any ESOP Issuance shall be disregarded in the calculation of the Equity Interest in the Borrower.

For the purpose of this definition, “control” means, in relation to any person, having the right (directly or indirectly) to appoint or remove all, or the majority, of the board of directors or other equivalent officers.

“Closing” means the “Closing” under and as defined in the Merger Agreement.

“Closing Date” means the date on which the Merger Effective Time occurs.

“Code” means the US Internal Revenue Code of 1986.

“Company Disclosure Schedule” has the meaning given to that term in the Merger Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Composite Debenture” means the first ranking debenture to be entered into between:

(a)	prior to the Merger Effective Time, the Borrower, the Parentco and the Lender; and

(b)	after the Merger Effective Time, each Material Company (if it is not yet a party thereto) and the Lender in the Agreed Form,

over all the assets (including but not limited to (i) any bank accounts; (ii) rights in respect of any intercompany loans; and (iii) rights in respect of its respective shareholding in any Group Member (other than itself)) of each Chargor specified (and defined) therein.

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from either:

(a)	the Holdco, the Parentco, any Group Member or any of their respective advisers; or

(b)	the Personal Guarantor or any of his adviser;

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 24.7 (Disclosure of Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any of the Holdco, the Parentco, the Group Members or the Personal Guarantor or any of its or his advisers; or

(iii)	is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) or any other Finance Document which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Person” means a person or entity:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)	named as a “Specially Designated National and Blocked Person” on the list from time to time published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable Anti-Terrorism Law as notified in writing by the Lender to the Borrower from time to time.

“Disposal” means, with respect to any person, any sale, lease, licence, transfer, loan or other disposal of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) of such person, or any condemnation, expropriation, confiscation or similar event or circumstance relating to any asset, undertaking or business of such person.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dividend Account” means the US dollars denominated, interest-bearing account opened or to be opened by each Obligor with the Lender and designated or identified as such (as the same may be re-designated, substituted or replaced from time to time).

“DSR Account” means the US dollars denominated account opened or to be opened by the Borrower with the Lender and designated or identified as such (as the same may be re-designated, substituted or replaced from time to time).

“DSR Minimum Amount” means, on any day, the amount of interest that would accrue on the principal amount of the Loan outstanding on such date for a six (6) Month Interest Period starting on such date, assuming:

(a)	the Margin and LIBOR would be, as specified or calculated in accordance with the terms of this Agreement, based on such six (6) Month Interest Period commencing on such date (and the Quotation Day identified accordingly); and

(b)	no repayment or prepayment of the Loan during such Interest Period.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any breach of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the properties owned or used by the Group Member.

“Equity Interest” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ESOP Issuance” means an issuance of:

(a)	any options to acquire up to 10% of the issued share capital of the Holdco, to the extent that such options have not been exercised (but whether or not exercisable); or

(b)	any non-voting shares issued by the Holdco,

in each case, to any directors, management and/or employees of the Group, the Parentco or the Holdco pursuant to any employee incentive plan of the Group, the Parentco or the Holdco.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default) or any other Finance Document.

“Excluded Shares” has the meaning given to that term in the Merger Agreement.

“Excluded Shares Consideration” means the aggregate consideration for the Excluded Shares payable, or deemed to be payable, under the Rollover Agreement and/or the Merger Agreement.

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 23 September 2001, as amended.

“Existing Target Facilities” means the existing facilities as described in Schedule 7 (Existing Target Facilities).

“Facility” means the term loan facility to be made available under this Agreement as described in Clause 2 (The Facility), as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Facility Office” means the office or offices notified by the Lender to the Borrower in writing on or before the Signing Date (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“Fee Letters” means any letter or letters referring to this Agreement or the Facility between the Lender and the Borrower setting out any of the fees referred to in Clause 12 (Fees).

“Final Maturity Date” means the date falling twelve (12) Months after the Utilisation Date of the Loan.

“Finance Documents” means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	each Onshore Finance Document;

(d)	the Personal Guarantee;

(e)	each Security Document;

(f)	any Accession Deed and any other accession documents to a Finance Document; and

(g)	any other document designated as such by both the Lender and the Borrower in writing.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of the Treasury Transaction, the amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funds Flow Statement” means the funds flow statement in the Agreed Form.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means, from time to time, the Borrower and each of its Subsidiaries (including, after the Merger Effective Time, each Target Group Member) and “Group Member” means any of those persons.

“Group Structure Chart” means the structure chart of the PE Investors, the Obligors, Group and the Target Group in the Agreed Form delivered to the Lender pursuant to Clause 4.1 (Initial Conditions Precedent), as updated from time to time in accordance with paragraph (b) of Clause 20.2 (Provision and Contents of Compliance Certificates).

“Guarantors” means the Original Guarantor and the Additional Guarantors, and a “Guarantor” means any of them.

“Holdco Share Mortgage” means the equitable share mortgage in the Agreed Form to be executed by Holdco as mortgagor in favour of the Lender in respect of the entire Equity Interest of the Parentco.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board from time to time.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets (which may now or in the future subsist).

“Interest Payment Date” means:

(a)	the last day of each Interest Period under paragraph (a) of the definition hereof; and

(b)	the Final Maturity Date.

“Interest Period” means:

(a)	in relation to the Loan, each period determined in accordance with Clause 10 (Interest Periods); and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default Interest).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, or subject to defences of set-off or counterclaim;

(c)	the Personal Guarantor, to the extent that the laws of PRC are applicable, being subject to the “Relevant Approvals” under and as defined in the Deed of Undertaking; and

(d)	any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“LIBOR” means, in relation to a Loan or any Unpaid Sum:

(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate,

as at 11:00 a.m. (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars for a period comparable to the Interest Period for that Loan or Unpaid Sum, and if such rate is less than zero, shall be deemed to be zero.

“Listed Entity” has the meaning given to that term in the definition of “Listing”.

“Listing” means a listing of all or any part of the share capital of:

(a)	any Group Member; or

(b)	any company which at any time owns (whether directly or indirectly) a majority Equity Interest in the Borrower (such Group Member or company, the “Listed Entity”),

in each case on any recognised investment exchange and/or any other sale or issue by way of listing or public offering or any equivalent transactions or circumstances in relation to that Group Member or such company in any country.

“Loan” means the loan made or to be made by the Lender under the Facility or, as the case may be, the principal amount outstanding for the time being of that loan.

“Major Default” means with respect to the Holdco, the Parentco and the Borrower only, any circumstances constituting a Default under any of Clause 23.1 (Non-Payment); Clause 23.4 (Other Obligations) insofar as it relates to a breach of Clause 22.7 (Merger); Clause 22.8 (Acquisitions); Clause 22.9 (Joint Ventures); Clause 22.11 (Negative Pledge); Clause 22.12 (Holding Companies); Clause 22.15 (Disposals); Clause 22.16 (Loans Out); Clause 22.17 (No Guarantees or Indemnities); Clause 22.19 (Financial Indebtedness); paragraph (b)(ii) of Clause 22.22 (Merger Documents); Clause 23.5 (Misrepresentation) insofar as it relates to any Major Representation; or Clause 23.7 (Insolvency); Clause 23.8 (Insolvency Proceedings); Clause 23.9 (Creditors’ Process); Clause 23.10 (Unlawfulness and Invalidity); or Clause 23.13 (Repudiation and Rescission of Agreements).

“Major Representation” means a representation or warranty with respect to the Parentco or the Borrower only under any of Clause 19.2 (Status) to paragraph (a) of Clause 19.6 (Validity and Admissibility in Evidence) inclusive; Clause 19.8 (Insolvency); paragraph (a) of Clause 19.22 (Legal and Beneficial Ownership) and Clause 19.30 (Merger Documents, Disclosures and Other Documents).

“Major Shareholders” means, collectively, the Personal Guarantor, the PE Investors, the Rollover Shareholders and Ms. Chiu.

“Major Target Group Members” means, as of the Merger Effective Time, the following Subsidiaries of the Target:

(a)	Land V. Group Limited, a company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and registration number 648452;

(b)	China Linong (HK) Limited, a company incorporated and existing under the laws of Hong Kong with its registered office at Unit 1105-06, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong and registration number 1640189;

(c)	Land V. Limited, a company incorporated and existing under the laws of Hong Kong with its registered office at Unit 1105-06, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong and registration number 774549; and

(d)	China Linong International Limited, a company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and registration number 1017713.

“Mandatory Prepayment Account” means the US dollars denominated interest-bearing account opened or to be opened by the Borrower with the Lender designated or identified as such (as the same may be redesignated, substituted or replaced from time to time).

“Margin” means four per cent. (4.0%) per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group (taken as a whole);

(b)	the ability of the Obligors and each Onshore Depositor (taken as a whole) to perform their respective payment obligations under the Finance Documents to which they are party; or

(c)

(i)	(subject to applicable Legal Reservations and Perfection Requirements) the validity or the enforceability of, or the effectiveness or ranking or subordination of any Security granted or purporting to be granted pursuant to, any Finance Document (in each case, in accordance with its terms); or

(ii)	the rights or remedies of the Lender under any Finance Document.

that, in each case for this sub-paragraph (c), if capable of remedy, is not remedied within twenty (20) Business Days of an Obligor first becoming aware of such event or circumstance or being given written notice of such event or circumstance by the Lender.

“Material Company” means, at any time:

(a)	any Obligor;

(b)	any Major Target Group Member;

(c)	any Group Member that has:

(i)	earnings before interest, tax, depreciation and amortisation calculated on a similar basis as Consolidated EBITDA (calculated mutatis mutandis as if any reference in the definition of “Consolidated EBITDA” and any related definition to the Group were a reference to such Group Member and its Subsidiaries (if any) on a consolidated basis) representing five per cent. (5%) or more of Consolidated EBITDA;

(ii)	gross assets (calculated on a consolidated basis if such Group Member has any Subsidiaries) representing five per cent. (5%) or more of the gross assets of the Group calculated on a consolidated basis; or

(iii)	turnover (calculated on a consolidated basis if such Group Member has any Subsidiaries) representing five per cent. (5%) or more of the turnover of the Group calculated on a consolidated basis,

in each case, by reference to the latest financial statements delivered pursuant to Clause 20.1 (Financial Statements).

(d)	any Group Member that beneficially owns any Equity Interests in any Obligor or any Group Member referred to in paragraphs (b) and (c) above.

“Merger” means the single-step merger between the Borrower and the Target in accordance with the Merger Agreement and the Companies Law (2013 Revision) of the Cayman Islands pursuant to which Parentco will own 100% of the Equity Interests in the Target as the surviving entity of such merger.

“Merger Agreement” means the agreement and plan of merger, dated 30 July 2014, made among the Parentco, the Borrower and the Target in the Agreed Form.

“Merger Consideration” means the aggregate consideration for the Target Shares (other than the Excluded Shares) payable under the Merger Agreement as described in the Funds Flow Statement.

“Merger Documents” means:

(a)	the Merger Agreement;

(b)	the Merger Plan;

(c)	the Rollover Agreement;

(d)	the Paying Agent Agreement;

(e)	the Company Disclosure Schedule; and

(f)	any other document designated as a “Merger Document” by both the Lender and the Borrower in writing.

“Merger Effective Time” means the “Effective Time” under and as defined in the Merger Agreement.

“Merger Plan” has the meaning given to the term “Plan of Merger” in the Merger Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Ms. Chiu” means Ms. Na Lai Chiu, the holder of Hong Kong Permanent Identity Card No. P716223(9), whose residence as at the Signing Date is at House 5, 1 Oxford Rd, Kowloon Tong, Kowloon, Hong Kong.

“Obligors” means, from time to time:

(a)	the Borrower,

(b)	the Holdco solely for the purposes of Clause 19 (Representations) to the extent provided in paragraph (b) of Clause 19.1 (General), Clause 22 (General Undertakings) (to the extent provided in the first paragraph thereto) and Clause 23 (Events of Default)); and

(c)	the Guarantors (other than the Personal Guarantor and, except for the purposes of Clause 18 (Guarantee and Indemnity), Clause 19 (Representations) (to the extent provided in paragraph (b) of Clause 19.1 (General), Clause 22 (General Undertakings) (to the extent provided in the first paragraph thereto) and Clause 23 (Events of Default), the Parentco)

and an “Obligor” means any of them.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offshore Account Bank” means China Minsheng Banking Corp., Ltd., Hong Kong Branch.

“Offshore Group” means, collectively, the Offshore Group Members.

“Offshore Group Member” means any Group Member other than an Onshore Group Member.

“Offshore Secured Accounts” means a cash deposit account of the Borrower or any Major Target Group Member (not including the DSR Account nor the Mandatory Prepayment Account, but which may include a Dividend Account) with the Offshore Account Bank that is, or will be, subject to the Transaction Security.

“Onshore Account Branch” means China Minsheng Banking Corp., Ltd., Fuzhou Branch or such other branch of the Lender in the PRC acceptable to the Lender.

“Onshore Depositor” means any Onshore Group Member incorporated in PRC designated in writing by the Borrower to the Lender.

“Onshore Escrow Account” means, with respect to each Onshore Depositor, each RMB denominated account opened or to be opened by such Onshore Depositor with the Onshore Account Branch.

“Onshore Escrow Account Agreement” means, with respect to each Onshore Escrow Account, the escrow account agreement to be entered into between the Lender, the relevant Onshore Depositor and the Onshore Account Branch in respect of such Onshore Escrow Account in the Agreed Form.

“Onshore Finance Documents” means, each Quadripartite Agreement, each Onshore Escrow Account Agreement and each Onshore Supplemental Finance Document.

“Onshore Group” means, collectively, the Onshore Group Members.

“Onshore Group Member” means any Group Member that is established or incorporated in the PRC.

“Onshore Supplemental Finance Documents” means, with respect to each Onshore Escrow Account:

(a)	to be entered into between the Borrower, the relevant Onshore Depositor, the Lender and the Account Branch;

(b)	issued by the Lender to the relevant Onshore Depositor; and

(c)	to be entered into between the relevant Onshore Depositor and Lender.

in each case in the Agreed Form.

“Operating Companies” means, after the Merger Effective Time, the following companies:

(a)	Linong (Fujian) Investment Holdings Limited ;

(b)	Land V. Ltd. (Zhangjiakou) ;

(c)	Xiamen Land V. Group Co. Ltd. ;

(d)	Land V. Agriculture Technology (Ningde) Co. Ltd. ;

(e)	Land V. Ltd. (Fujian) ;

(f)	Fuzhou Land V. Group Co. Ltd. ;

(g)	Linong Agriculture Technology (Shenzhen) Co. Ltd. ;

(h)	Putian Land V. Group Co. Ltd. ;

(i)	Linong Agriculture Technology (Huizhou) Co. Ltd. ;

(j)	Land V. Agriculture Technology (Zhengzhou) Co. Ltd. ;

(k)	Linong Agriculture Technology (Fuqing) Co. Ltd. ;

(l)	Linong (Sanming) Limited ;

(m)	Liyuan Agriculture Technology (Quanzhou) Co. Ltd. ;

(n)	Linong Agriculture Technology (Xianyou) Co. Ltd. ; and

(o)	Liaoyang Liyuan Agricultural Products Co. Ltd. ,

and such other Group Members which the Borrower and the Lender may agree in writing from time to time.

“Original Financial Statements” means the unaudited consolidated financial statements of the Target Group for its first half of the fiscal year 2014 ended 31 December 2013.

“Original Obligors” means the Holdco, the Parentco and the Borrower and an “Original Obligor” means any one of them.

“Party” means a party to this Agreement.

“Paying Agent” has the meaning given to that term in the Merger Agreement.

“Paying Agent Agreement” means the paying agent agreement entered or to be entered into between the Paying Agent and the Parentco and which shall include a provision requiring the Paying Agent to promptly return to the Parentco all funds received by the Paying Agent for purposes of paying the Merger Consideration (or otherwise promptly transfer such funds to the Parentco’s order) if the Merger Effective Time has not occurred within five (5) Business Days (as defined in the Merger Agreement) after receipt by the Paying Agent of all funds sufficient to pay in full the Merger Consideration.

“PE Investors” means:

(a)	funds managed and/or advised by SC China Holdings Limited, a Cayman Islands company, and/or their respective Affiliates; and

(b)	funds managed and/or advised by Yiheng Capital LLC, a Delaware limited liability company, and/or their respective Affiliates.

“Perfection Requirements” means any and all registrations, filings, notices and other actions and steps required to be made in any jurisdiction in order to perfect or protect any Transaction Security or in order to achieve the relevant priority for such Transaction Security as set out in the applicable Security Document evidencing such Transaction Security or the applicable legal opinion(s) to which such Transaction Security relates.

“Permitted Acquisition” has the meaning given to that term in Clause 22.8 (Acquisitions).

“Permitted Disposal” means any Disposal which is on arm’s length terms:

(a)	of trading stock or cash made by any Group Member in the ordinary course of business of the disposing entity;

(b)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), provided that if the Disposing Company had given Transaction Security over the asset, the Acquiring Company has given or immediately upon such Disposal will gives, equivalent Transaction Security over that asset;

(c)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant assets for consideration (if any) in cash;

(e)	arising as a result of any Permitted Security;

(f)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments (in each case at par or for a greater value);

(g)	permitted by Clause 22.9 (Joint Ventures);

(h)	constituted by a lease, sublease or licence (or a surrender of any lease, sublease or licence) of Real Property not required for the ordinary course of business of any Group Member and not constituting a sale and leaseback or other Quasi-Security;

(i)	of cash not otherwise prohibited under the Finance Documents;

(j)	of assets in order to comply with an order of any Governmental Agency or any applicable law or regulation (or any asset which is seized, expropriated or acquired by compulsory purchase by or by the order of any Governmental Agency), provided that such Disposal does not result from any material default or breach of applicable laws or regulation by any Group Member;

(k)	made with the prior written consent of the Lender; or

(l)	of assets not permitted by the preceding paragraphs for consideration (if any) in cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other Disposal under this paragraph) does not exceed US$1,000,000 (or its equivalent in other currencies) during the term of this Agreement.

“Permitted Facilities” means:

(a)	the Existing Target Facilities; or

(b)	any refinancing of any of the Existing Target Facilities provided that:

(i)	the borrower under such refinancing remains the Target or a Subsidiary of the Target, as applicable; and

(ii)	if the principal amount of such refinancing is greater than the principal amount of such Existing Target Facility, the amount of any such difference in principal amount (to the extent it is outstanding) shall, for purposes of Clause 22.19 (Financial Indebtedness), be deemed to constitute Financial Indebtedness described in paragraph (b)(vi) of Clause 22.19 (Financial Indebtedness); and

(iii)	with respect to any of the Existing Target Facilities that is unsecured, the refinancing thereof is unsecured; and

(c)	any Qualifying Capex Facility.

“Permitted Distribution” has the meaning given to that term in Clause 22.18 (Restricted Payment).

“Permitted Guarantee” has the meaning given to that term in Clause 22.17 (No Guarantees or Indemnities).

“Permitted Joint Venture” has the meaning given to that term in Clause 22.9 (Joint Ventures).

“Permitted Loan” has the meaning given to that term in Clause 22.16 (Loans Out).

“Permitted Refinancing” means Financial Indebtedness incurred by the Borrower or any Offshore Group Member from persons (that are not Group Members) to refinance the Facility (or any part thereof), provided that such Financial Indebtedness is incurred after the Merger Effective Time, and the Loan is repaid in accordance with Clause 8.4 (Refinancing Proceeds).

“Permitted Security” means:

(a)	Security or Quasi-Security for Taxes or assessments or other applicable governmental charges or levies;

(b)	Security or Quasi-Security created or arising by operation of law or created in the ordinary course of business, including, but not limited to, landlords’ liens and statutory liens of carriers, warehousemen, mechanics, materialmen, vendors and other liens securing amounts which are not more than sixty (60) days overdue or which are being contested in good faith;

(c)	Security or Quasi-Security incurred on deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts or undertakings, performance and return of money bonds, and similar obligations;

(d)	rights of set-off of a financial institution with respect to deposits or other accounts of a Group Member held by such financial institution in an amount not to exceed the aggregate amount owed to such financial institution by that Group Member, as the case may be;

(e)	Security or Quasi-Security on documents and the goods they represent in connection with letters of credit, trade finance and similar transactions entered into in the ordinary course of business;

(f)	leases, subleases, licences and sublicences granted to third parties in the ordinary course of business;

(g)	attachment, judgment and other similar Security or Quasi-Security arising in connection with court proceedings which are effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings;

(h)	any Security or Quasi-Security in respect of Financial Indebtedness under any of the Permitted Facilities; or

(i)	any Security or Quasi-Security created with the prior written consent of the Lender.

“Permitted Share Issue” has the meaning given to that term in Clause 22.20 (Share Capital).

“Permitted Subordinated Indebtedness” means Financial Indebtedness of any Group Member which is subordinated to the Financial Indebtedness under the Finance Documents on terms satisfactory to the Lender (acting reasonably).

“Permitted Transaction” means:

(a)	any disposal expressly required, Financial Indebtedness expressly incurred, guarantee, indemnity or Security or Quasi-Security expressly given, or other transaction expressly arising, under the Finance Documents;

(b)	any transaction (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(c)	any payments or other transactions expressly contemplated under the Merger Documents; or

(d)	any liquidation or dissolution on a solvent basis of a Group Member whose earnings before tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 21.3) or whose revenue is equal to or less than zero for the twelve-Month period immediately prior to the proposed liquidation or dissolution, provided that, in each case, all of the business and assets of that person remain within and are distributed to other Group Members (or if an Obligor, to another Obligor) in proportion to such Group Members’ (or Obligor’s) Equity Interest in that person.

“Personal Guarantee” means the Hong Kong law governed personal guarantee in the Agreed Form executed or to be executed by the Personal Guarantor in favour of the Lender.

“Personal Guarantor” means Mr. Shing Yung Ma, the holder of Hong Kong Permanent Identity Card No. P625254(4), whose residence as at the Signing Date is at Flt K 47&48/F Blk 2, Royal Peninsula, Hung Hom, Kowloon, Hong Kong.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Special Administrative Region of Macau, and Taiwan.

“Quadripartite Agreement” means, with respect to each Onshore Escrow Account, the quadripartite agreement to be entered into between the Borrower, the Lender, the Onshore Bank and the relevant Onshore Depositor in the Agreed Form.

“Qualifying Capex Facility” means a loan facility from an Acceptable Lender:

(a)	the proceeds of which are used to fund Capital Expenditure subject to the terms and conditions of paragraph (c)(ii) of Clause 20.1 (Financial Statements); and

(b)	which terms do not require and do not permit repayment of all or any part of such facility prior to the Final Maturity Date (or which constitutes Permitted Subordinated Indebtedness).

“Quasi-Security” has the meaning given to that term in Clause 22.11 (Negative Pledge).

“Quotation Day” means, in relation to any Interest Period in respect of the Loan or any Unpaid Sum, two (2) Business Days before the first day of that Interest Period.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to LIBOR, the principal London offices of Standard Chartered Bank, HSBC Bank plc and JPMorgan Chase or such other banks as may be appointed by the Lender in consultation with the Borrower.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeating Representations” means each of the representations set out in Clauses 19.2 (Status) to 19.6 (Validity and Admissibility in Evidence); paragraph (b) of Clause 19.11 (No Default); paragraph (b) of Clause 19.12 (No Misleading Information); paragraph (c) and (d) of Clause 19.13 (Original Financial Statements); Clause 19.14 (Ranking); paragraph (b) of Clause 19.17 (No Breach of Laws); paragraph (a) of Clause 19.22 (Legal and Beneficial Ownership); Clause 19.23 (Shares); Clause 19.29 (Pensions); Clause 19.24 (Holding Companies); Clause 19.25 (Good Title to Assets) and Clause 19.31 (Authorised Signature).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Rollover Agreement” has the meaning given to that term in the Merger Agreement, and in the Agreed Form.

“Rollover Shareholders” means the Rollover Shareholders (excluding the Personal Guarantor, Ms. Chiu and the PE Investors for the purposes of this Agreement) as defined in the Merger Agreement.

“RMB” means the lawful currency of the PRC.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period as displayed on the appropriate page of the Reuters Screen, provided that if such page (or any agreed replacement page) is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means:

(a)	the Composite Debenture;

(b)	the Holdco Share Mortgage;

(c)	the Onshore Escrow Account Agreement;

(d)	any other document entered into by any Obligor or a Group Member evidencing or creating security over any asset to secure any obligation of the Borrower to the Lender under the Finance Documents; or

(e)	any other document designated as such by both the Lender and the Borrower in writing.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests and Notices).

“Signing Date” means the date of this Agreement.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means Le Gaga Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability and listed on the NASDAQ with stock code “GAGA” as at the Signing Date.

“Target Group” means the Target and each of its Subsidiaries in each case for the time being and “Target Group Member” means any of those persons.

“Target Shares” means 100% of the Equity Interests of the Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitment” means US$30,000,000 at the Signing Date, as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Transaction Costs” means all fees, (including legal and professional advisory fees), costs and expenses and taxes incurred by the Group and/or the Target Group in connection with the Transaction Documents, including, but not limited to, the negotiation, preparation, execution, notarisation and registration of the Transaction Documents and otherwise in connection therewith, other than the Merger Consideration.

“Transaction Documents” means the Finance Documents, the Merger Documents and any other document designated as such by both the Lender and the Borrower in writing.

“Transaction Security” means any Security granted under or pursuant to the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means the United States of America.

“US Dollars” or “US$” means the lawful currency of United State of America.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower”, the “Personal Guarantor”, any “Additional Guarantor”, any “Guarantor”, any “Group Member”, any “Obligor”, any “Offshore Group Member”, any “Onshore Group Member”, any “Party” or any “Target Group Member”, shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (with respect to any Transaction Document, only to the extent permitted by the terms of the Finance Documents);

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Hong Kong time.

(b)	section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. (Hong Kong time) on the relevant date, is equal to the relevant amount in the specified currency, provided, that for purposes of any calculation under this Agreement requiring the conversion of RMB amounts into US Dollars, such conversion will be made at the officially published PBOC exchange rate for purchasing US Dollars.

SECTION 2

THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitment.

2.2	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower to act on its behalf as its agent (the “Obligors’ Agent”) in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect all amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may increase that Obligor’s obligations or otherwise affect that Obligor, and to give confirmations as to the continuation of guarantee obligations, in each case without further reference to or the consent of that Obligor; and

(ii)	the Lender to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower; and

(iii)	and in each case that Obligor shall be bound as though that Obligor itself had supplied such information, given such notices and instructions, executed such Accession Deeds, made such agreements, effected such amendments, supplements and variations, given such confirmations and received such notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.3	Onshore Finance Documents

The Parties acknowledge and agree that notwithstanding any term of the Onshore Finance Documents:

(a)	there is no facility, credit, lending commitment or other Financial Indebtedness provided or to be provided by the Lender or the Onshore Account Branch under the terms of the Onshore Finance Documents; and

(b)	if there is any conflict between the terms of any of the Onshore Finance Documents and the terms of this Agreement, the terms of this Agreement shall govern and the Lender shall cause the Onshore Account Branch to (i) fully accept and comply with such governance and (ii) not take, and not omit to take, any action (including with respect to enforcement or collection) in contravention of such governance; and

(c)	to the extent any of the representations or warranties made by any Group Member in any of the Onshore Finance Documents (“Onshore Representations”) are not qualified by materiality or Material Adverse Effect and any corresponding or analogous representations or warranties made in Clause 19 are so qualified, the applicable Onshore Representations are deemed to be so qualified and the Lender shall cause the Onshore Account Branch to (i) treat such Onshore Representations as so qualified and (ii) not take, and not omit to take, any action (including with respect to enforcement or collection) in contravention of such qualification.

3.	Purpose

3.1	Purpose

The proceeds of the Facility shall be applied in accordance with the Funds Flow Statement towards financing the consummation of the transactions contemplated by the Transaction Documents, including:

(a)	partial payment of the Merger Consideration;

(b)	funding the minimum balance of the DSR Account; and

(c)	payment of the Transaction Costs and any fees described in Clause 12 (Fees).

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial Conditions Precedent

The Lender will only be obliged to comply with Clause 5.4 (Lender’s Obligations) if on or before the proposed Utilisation Date the Lender has received all of the documents and other evidence listed in Part 1 of Schedule 1 (Conditions Precedent) in the Agreed Form (except for any legal opinion to be delivered by counsel to the Lender and the Paying Agent Agreement, none of which are required to be in the Agreed Form). The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further Conditions Precedent

(a)	Subject to Clause 4.1 (Initial Conditions Precedent), the Lender will only be obliged to comply with Clause 5.4 (Lender’s Obligations) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Loan; and

(ii)	all the Major Representations are true and correct in all material respect.

(b)	Notwithstanding anything to the contrary herein, during the Availability Period (save in circumstances where, pursuant to paragraph (a) above, the Lender is not obliged to comply with Clause 5.4 (Lender’s Obligations) and subject as provided in Clause 7.1 (Illegality) and unless a Change of Control has occurred), the Lender shall not be entitled to:

(i)	cancel any portion of the Total Commitment;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent that to do so would prevent or limit the making of the Utilisation;

(iii)	refuse to make the Utilisation requested by the Borrower in accordance with the provisions of this Agreement;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent that to do so would prevent or limit the making of the Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent that to do so would prevent or limit the making of the Utilisation, provided, that immediately following the earlier of (i) the expiry of the Availability Period and (ii) the making of the Utilisation, all such rights, remedies and entitlements shall be available to the Lender notwithstanding that they may not have been used or been available for use during the Availability Period and the definitions of “Major Default” and “Major Representation” shall cease to be applicable.

4.3	Conditions Subsequent

(a)	Each of the Parentco and the Borrower shall ensure that the Closing Date shall occur on the Utilisation Date (except that it shall not constitute a breach of this paragraph (a) if non-occurrence of the Closing Date and the Merger Effective Time on the Utilisation Date is due to administrative or technical issues and the Closing Date and the Merger Effective Time occurs within two (2) Business Days of the Utilisation Date).

(b)	Each of the Parentco and the Borrower shall procure that all of the documents (except for any legal opinion to be delivered by counsel to the Lender) and other evidence, in the Agreed Form, listed in Schedule 2 (Conditions Subsequent) shall be delivered to the Lender at the times and in the manner specified therein.

4.4	Maximum Number of Loans

Only one (1) Loan may be borrowed under the Facility.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10:00 a.m. (Hong Kong time) three (3) Business Days before the proposed Utilisation Date or such other time that the Lender may otherwise agree.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is equal to the Total Commitment (or such other amount as may be otherwise agreed between the Borrower and the Lender.

5.4	Lender’s Obligations

If the conditions set out in Clause 4.1 (Initial Conditions Precedent), Clause 4.2 (Further Conditions Precedent), Clause 5.1 (Delivery of a Utilisation Request), Clause 5.2 (Completion of a Utilisation Request) and Clause 5.3 (Currency and Amount) above have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

The unutilised amount of the Total Commitment shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of the Loan

The Borrower shall repay the Loan in full on the Final Maturity Date together with any accrued and unpaid interest.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and upon such notice the Total Commitment will be immediately cancelled to the extent necessary to comply with applicable laws; and

(b)	the Borrower shall repay the Loan to the extent necessary to comply with applicable laws on the Interest Payment Date next occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory repayment and cancellation of Lender for FATCA

If the Borrower is required to make a FATCA Deduction from a payment to the Lender, at the written request of the Lender:

(a)	the Total Commitment of the Lender will be immediately cancelled; and

(b)	the Borrower shall repay the Loan on the last day of the then current Interest Period.

7.3	Voluntary Prepayment of Loan

(a)	The Borrower may, if it gives the Lender not less than three (3) Business Days’ prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$2,000,000 and thereafter in integral multiples of US$1,000,000 or, if less, the principal outstanding amount of the Loan).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Total Commitment is zero).

7.4	Voluntary Cancellation

The Borrower may, if it gives the Lender not less than three (3) Business Days’ prior written notice, cancel the whole or any part (being a minimum amount of US$2,000,000 and thereafter in integral multiples of US$1,000,000 or, if less, the principal outstanding amount of the Total Commitment) of the Total Commitment.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Total Commitment except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Total Commitment cancelled under this Agreement may subsequently be reinstated.

(e)	Any amount prepaid in respect of the Facility may not be redrawn.

8.	Mandatory Prepayment

8.1	Mandatory Prepayment

Upon the occurrence of:

(a)	a Change of Control; or

(b)	other than the Merger, the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Lender may, by three (3) Business Days’ (or such other period as agreed by both the Lender and the Borrower in writing) prior written notice to the Borrower, cancel the Facility (whereupon the Facility shall immediately be cancelled) and/or declare all or part of the Loan, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents to be immediately due and payable (whereupon they shall become immediately due and payable).

8.2	Disposal Proceeds

(a)	For the purposes of this Clause 8.2:

“Disposal Proceeds” means the cash consideration received by any Offshore Group Member for any Disposal described in paragraphs (d), (j) and (l) of the definition of “Permitted Disposal” made by any Offshore Group Member (including any amount received in repayment of intercompany debt) after deducting:

(i)	any reasonable expenses which are incurred by any Group Member with respect to that Disposal; and

(ii)	any Tax incurred and required to be paid or to be incurred by any Group Member in connection with that Disposal (as reasonably determined by such Group Member, on the basis of existing rates and taking account of any available credit, deduction or allowance).

(b)	Upon receipt of any Disposal Proceeds by any Offshore Group Member that (i) have not been applied in the purchase of assets for use in the business of the Group within six Months after receipt and (ii) when aggregated with the aggregate Disposal Proceeds that have not been so applied, exceed US$1,000,000 (or its equivalent), the Borrower shall promptly and in any event within five (5) Business Days of the end of such six-Month period notify the Lender and, at the election of the Lender, the Borrower must promptly prepay the Loan in an amount equal to all or such portion of such Disposal Proceeds amount in excess of US$1,000,000 (or its equivalent) as notified by the Lender.

8.3	Listing Proceeds

(a)	For the purposes of this Clause 8.3:

“Listing Proceeds” means, in respect of a Listing and a Listed Entity to which such Listing relates, the cash proceeds of the issuance of any Equity Interests in such Listed Entity on or in connection with such Listing or any further issuance of Equity Interests of such Listed Entity after such Listing, (in each case) which proceeds are received by (or paid to the order of) such Listed Entity and after deducting:

(i)	any reasonable expenses, commissions and underwriting discounts which are incurred by such Listed Entity or any member of the Group on arm’s length terms; and

(ii)	any Tax incurred and required to be paid by such Listed Entity or any member of the Group (as reasonably determined by such Listed Entity or such member of the Group),

in each case in relation to such Listing or such issuance.

(b)	In the event of any Listing in respect of a Listed Entity which does not amount to a Change of Control, the Borrower shall ensure that the Listing Proceeds in respect of such Listing shall be applied towards prepayment of the Loan within five (5) Business Days of receipt of such Listing Proceeds.

8.4	Refinancing Proceeds

Upon the incurrence of any Permitted Refinancing, the Borrower shall promptly, and in any event within five (5) Business Days of receipt of the cash proceeds of such Permitted Refinancing prepay the Loan in an amount equal to the principal amount of such Permitted Refinancing, after deducting (a) any reasonable expenses which are incurred by any Group Member with respect to that Permitted Refinancing and (b) any Tax incurred and required to be paid or to be incurred by any Group Member in connection with that Permitted Refinancing (as reasonably determined by such Group Member).

8.5	Mandatory Prepayment Account

The Borrower may elect to deposit any proceeds which are to be applied in prepayment of the Loan in accordance with this Clause 8, prior to such prepayment (and unless such proceeds are required to be transferred to the Lender to be applied directly against the Loan), in the Mandatory Prepayment Account pending such application until the end of an Interest Period.

SECTION 5

COSTS OF UTILISATION

9.	Interest

9.1	Calculation of Interest

Subject to Clause 11.1 (Market Disruption), the rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

9.2	Payment of Interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

9.3	Default Interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.4	Notification of Rates of Interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

10.	Interest Periods

10.1	Interest Periods

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request for the Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Lender by the Borrower not later than 10:00 a.m. (Hong Kong time) three (3) Business Days before the first day of the Interest Period in which such Section Notice relates.

(c)	If the Borrower fails to deliver a Selection Notice to the Lender in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to paragraph (e) of this Clause 10.1, the Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Borrower and the Lender.

(e)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for the Loan shall start on the Utilisation Date or (if the Loan has already been made) on the last day of the preceding Interest Period of the Loan.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not or if such Interest Period is the final Interest Period).

11.	Changes to the Calculation of Interest

11.1	Market Disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by Clause 11.2 (Alternative Basis of Interest or Funding), if a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event by close of business in Hong Kong on the date falling two (2) Business Days after the Quotation Day or, if later, on the date falling three (3) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum, the cost to the Lender of funding the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Hong Kong on the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

(c)	If a Market Disruption Event shall occur, the Lender shall promptly notify the Borrower thereof.

11.2	Alternative Basis of Interest or Funding

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis so agreed shall be binding on all Parties. For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

11.3	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, which certificate shall also set forth calculations as to the quantification of such Break Costs.

12.	Fees

12.1	Commitment Fee

(a)	The Borrower shall pay to the Lender a commitment fee computed and accruing on a daily basis, at the rate of one point five per cent. (1.5%) per annum on the undrawn and uncancelled amount of the Total Commitment for the period commencing with the date which is four (4) Months after the Signing Date and ending on the last day of the Availability Period.

(b)	The accrued commitment fee (if any) is payable:

(i)	on the last day of the Availability Period; or

(ii)	if the Total Commitment is reduced to zero before the last day of the Availability Period, on the day on which such reduction to zero becomes effective.

12.2	Up-Front Fee

The Borrower shall pay to the Lender an up-front fee in the amount and at the time agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax Gross-Up and Indemnities

13.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 13.2 (Tax Gross-Up) or a payment under Clause 13.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax Gross-Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall, promptly upon becoming aware that it, or any other Obligor, must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to it.

(c)	If a Tax Deduction is required by law to be made by the Borrower or any other Obligor, the amount of the payment due from the Borrower shall be increased to an amount, or with respect to a Tax Deduction to be made by any Obligor other than the Borrower, the Borrower shall make a payment to the Lender, which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If any Obligor is required to make a Tax Deduction, such Obligor shall make, or the Borrower shall procure such Obligor to make, that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, each Obligor making that Tax Deduction (or the Borrower with respect to any other Obligor) shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax Indemnity

(a)	If the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall (within three (3) Business Days of demand) indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes;

(ii)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, or

(iii)	to the extent a loss, liability or cost relates to a FATCA Declaration required to be made by a Party,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

(c)	If the Lender makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

13.4	Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5	Stamp Taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by the Borrower to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to the Borrower in connection with a Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.	Increased Costs

14.1	Increased Costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by it or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliates’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document.

14.2	Increased Cost Claims

(a)	If the Lender intends to make a claim pursuant to Clause 14.1 (Increased Costs), it shall promptly notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs and a reasonable explanation of such costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax Indemnity) (or would have been compensated for under Clause 13.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax Indemnity) applied);

(iii)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation; or

(iv)	attributable to a FATCA Deduction required to be made by the Borrower.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

14.4	FATCA Deduction

(a)	The Borrower may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and the Borrower shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the Lender for that FATCA Deduction.

(b)	The Borrower shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Lender.

15.	Other Indemnities

15.1	Currency Indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within five (5) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other Indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	investigating any event which it reasonably believes is a Default;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement (other than by reason of wilful default or gross negligence by the Lender);

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default, gross negligence or breach of a Finance Document by the Lender alone); or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.	Mitigation by the Lender

16.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of Liability

(a)	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so would reasonably be expected to be prejudicial to it.

17.	Costs and Expenses

17.1	Transaction Expenses

The Borrower shall within five (5) Business Days on demand pay the Lender the amount of all reasonable and documented costs and expenses (including reasonable and documented legal fees) reasonably incurred by it, subject to any cap agreed between the Lender and the Borrower in writing, in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement and/or any Transaction Security; and

(b)	any other Finance Documents executed after the Signing Date.

17.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 26.6 (Change of Currency),

the Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement Costs

The Borrower shall within three (3) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceeding instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing any rights in respect of any Transaction Security.

SECTION 7

GUARANTEE AND INDEMNITY

18.	Guarantee and Indemnity

18.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual payment by each other Obligor of all of that other Obligor’s payment obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed or expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability which the Lender incurs as a result of any Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if such discharge, release or arrangement had not occurred.

18.4	Waiver of Defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any claims or set-off right that a Guarantor may have;

(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party; or

(i)	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of Defences) Waiver of defences, each Guarantor expressly confirms that it intends that the guarantee and indemnity under this Clause 18 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received or recovered from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to any such rights it shall hold that benefit, payment or distribution, to the extent necessary to enable all of the amounts payable by the Obligors under the Finance Documents to be repaid in full, on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 26 (Payment Mechanics).

18.9	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is automatically released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	Representations

19.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 19 to the Lender.

(b)	Each of the Holdco and the Parentco makes the representations and warranties set out in Clause 19.2 (Status) to Clause 19.8 (Insolvency), Clause 19.22 (Legal and Beneficial Ownership) and Clause 19.24 (Holding Companies) to the Lender.

(c)	In relation to the representations and warranties made on the Signing Date and/or any other date on or before the Closing Date, it is assumed that the Borrower has the knowledge of the PE Investors. Subject always to Clause 4.2 (Further Conditions Precedent), for the purposes of representations and warranties made on the Closing Date and the Merger Effective Time, Closing and the Merger Effective Time shall be deemed to have occurred and members of the Target Group shall be deemed to have become members of the Group.

19.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing (and, if incorporated or established in the Cayman Islands or the British Virgin Islands, in good standing) under the law of its jurisdiction of incorporation or establishment.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing (and, if incorporated or established in the Cayman Islands or the British Virgin Islands, in good standing) under the law of its jurisdiction of incorporation.

(c)	Each of it and its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(d)	It is not a US Tax Obligor.

19.3	Binding Obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(subject to the Perfection Requirements) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.4	Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents or the constitutional documents of any Group Member that has obligations under the Transaction Documents or over whose assets Security is purported to be given; or

(c)	any agreement or instrument binding upon it or any Group Member or any of its or any Group Member’s assets or constitute a default or termination event (however described) under any such agreement or instrument to the extent such conflict has, or would reasonably be expected to have, a Material Adverse Effect.

19.5	Power and Authority

(a)	It has or will have on or prior to the relevant time the power to enter into, perform and deliver, and has taken or will have on or prior to the relevant time taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

19.6	Validity and Admissibility in Evidence

(a)	Subject to the Legal Reservations, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (save for any Authorisation that is not required to be in effect under applicable law or regulation or under the applicable Finance Documents at the time when the representation and warranty under this Clause 19.6 is made or deemed to be made, in which case such Authorisation will, by the earlier of the time such Authorisation is required to be obtained or effected under applicable law or regulation and the time required under the applicable Finance Documents, be obtained or effected and will thereafter be in full force and effect).

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of it and/or members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or would reasonably be expected to have a Material Adverse Effect.

19.7	Governing Law and Enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents to which it is a party will be recognised and, subject to the Perfection Requirements, enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and, subject to the Perfection Requirements, enforced in its jurisdiction of incorporation.

19.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.8 (Insolvency Proceedings); or

(b)	creditors’ process described in Clause 23.9 (Creditors’ Process),

has been taken, and none of the circumstances described in Clause 23.7 (Insolvency) applies to it or a Material Company.

19.9	No Filing or Stamp Taxes

Subject to the Legal Reservations, under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for any filing, recording or enrolling (or the payment of Taxes or fees payable) in relation to any Transaction Security (constituting Perfection Requirements) which will be made and/or paid within the time limits specified in the relevant Security Document (provided that, in the case of stamp duty, none of the Finance Documents are executed in, brought into or produced before a court in the Cayman Islands).

19.10	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document to the Lender.

19.11	No Default

(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Group Member or to which its (or any of its Subsidiaries’) assets are subject which has or might reasonably be expected to have a Material Adverse Effect.

19.12	No Misleading Information

Save as expressly disclosed in writing to the Lender prior to the Signing Date:

(a)	to the knowledge, information and belief of the Borrower (having made due and careful enquiry and where the factual information relates to the Target Group, only as provided by the Target Group but not otherwise), all material information provided to the Lender in writing by it or the Personal Guarantor in connection with the Merger and/or the Target Group on or before the Signing Date and not superseded before that date is accurate in all material respects and not misleading in any material respect as at the date it was provided or (as the case may be) as at the date the information is expressed to be given, and all projections, budgets and forecasts provided to the Lender in writing on or before the Signing Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised).

(b)	All other written information provided by any Group Member (including its advisers) to the Lender pursuant to any express provision of any Finance Document on or after the Signing Date was, true and accurate in all material respects as at the date it was provided or (as the case may be) as at the date the information was expressed to be given and, is not misleading in any material respect as at the date it was provided.

19.13	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Lender in writing to the contrary before the Signing Date.

(b)	The Original Financial Statements give a true and fair view of the Target’s consolidated financial condition and results of operations during the relevant financial year unless expressly disclosed to the Lender in writing to the contrary prior to the Signing Date.

(c)	The Group’s most recent financial statements delivered pursuant to Clause 20.1 (Financial Statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its financial condition as at the end of, and results of operations for, the period to which they relate (consolidated where applicable).

(d)	Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial Statements) there has been no change in the business, assets or financial condition of the Group (taken as a whole) that has had or would reasonably be expected to have a Material Adverse Effect.

19.14	Ranking

(a)	The payment obligations of each Obligor under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law in its place of incorporation applying to companies generally.

(b)	Subject to the Legal Reservations and the Perfection Requirements, each Security created pursuant to the Finance Documents has or will have the ranking in priority which it is expressed to have in the relevant Finance Documents and it is not subject to any prior ranking or pari passu ranking Security.

19.15	No Immunity

(a)	It is subject to civil and commercial law with respect to its obligations under the Finance Documents.

(b)	The entry into and performance by it of the Finance Documents to which it is a party constitute private and commercial acts.

(c)	Neither it nor any of its respective assets enjoy any right of immunity from set-off, suit, execution, attachment or legal process.

19.16	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect have, to the best of its knowledge and belief after having made due and careful enquiry, been started or formally threatened in writing against any Obligor or any other Group Member.

19.17	No Breach of Laws

(a)	No Obligor or any other Group Member has breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), formally threatened in writing against any Obligor or any other Group Member which have or would reasonably be expected to have a Material Adverse Effect.

19.18	Environmental Laws

(a)	Each Obligor and any other Group Member is in compliance with Clause 22.4 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Obligor or any other Group Member where that claim is reasonably likely to be adversely determined against that Group Member and has or would reasonably be expected, if determined against that Group Member, to have a Material Adverse Effect.

19.19	Taxation

(a)	It is not (and none of its Subsidiaries is) overdue in the filing of any Tax returns or overdue in the payment of any amount of Tax where such tardiness would reasonably be expected to have a Material Adverse Effect.

(b)	To its best knowledge (after due and careful enquiry), no claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes which would be reasonably likely to have a Material Adverse Effect.

(c)	Each Obligor and any other Group Member is resident for Tax purposes only in the jurisdiction of its incorporation or establishment.

19.20	Anti-Terrorism Law

No Obligor or any other Group Member or (to its knowledge after due enquiries) any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan:

(a)	is in violation of any applicable Anti-Terrorism Law;

(b)	is a Designated Person; or

(c)	deals in any property or interest in property blocked pursuant to any applicable Anti-Terrorism Law.

19.21	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of it or any Group Member other than as permitted by this Agreement.

(b)	Neither it nor any other Group Member has any Financial Indebtedness outstanding other than as expressly permitted by this Agreement.

19.22	Legal and Beneficial Ownership

(a)	Subject to the Transaction Security, it is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security (except as otherwise expressly disclosed in the applicable Security Documents).

(b)	All the Equity Interests in the Target will as at the Merger Effective Time be legally and beneficially owned by the Parentco free from any claims, third party rights or competing interests other than Transaction Security.

19.23	Shares

(a)	Other than as required by law or as expressly permitted by the terms of this Agreement, the Equity Interests in any Group Member or the Parentco which are subject to Transaction Security are (or, at the time such Security will be granted, will be) fully paid and not subject to any option to purchase or similar rights and the constitutional documents of such entity do not (or, at the time such Security will be granted, will not except as required by law) restrict or inhibit any transfer of such Equity Interests on creation or enforcement of such Transaction Security.

(b)	The Equity Interests in each of the Parentco and the Borrower which are subject to Transaction Security under any Security Document constitute all of the Equity Interests in the Parentco and the Borrower respectively.

19.24	Holding Companies

Except as may arise under the Transaction Documents, for Transaction Costs as otherwise expressly permitted by this Agreement or as expressly disclosed in writing to the Lender prior to the Signing Date, prior to Merger Effective Time none of the Holdco, the Parentco or the Borrower has traded, carried on any business, owned any assets or been liable for any liabilities except for (in the case of Holdco) acting as a Holding Company of Parentco or (in the case of Parentco) acting as a Holding Company of the Borrower.

19.25	Good Title to Assets

Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, each Group Member has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.26	Intellectual Property

Each Obligor and any other Group Member:

(a)	is the sole legal and beneficial owner of or has had licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business; and

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which, if subject to dispute and if adversely determined, has or would reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it, unless failure to do so, individually or in aggregate, does not have or would not be reasonably be expected to have a Material Adverse Effect.

19.27	Group Structure Chart

(a)	Assuming the Merger Effective Time has occurred, the Group Structure Chart is true, complete and accurate in all material respects and shows each Group Member and each Target Group Member, including current name and company registration number and its jurisdiction of incorporation and/or establishment.

19.28	Insurance

(a)	Each Group Member maintains insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances of each Group Member are with reputable independent insurance companies or underwriters.

19.29	Pensions

Each Group Member is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group in any respect unless failure to so comply has not had, nor would reasonably be expected to have, a Material Adverse Effect.

19.30	Merger Documents, Disclosures and Other Documents

(a)	As at the Signing Date, the Utilisation Date, the Closing Date and the Merger Effective Time, the Merger Documents (together with any amendments, variations, supplements, waivers and consents thereto permitted under paragraph (b) contain all the material terms of the Merger.

(b)	Except with the prior written consent of the Lender, no Group Member has:

(i)	made any amendment or variation of or supplement to any of the terms of any Merger Document;

(ii)	granted any waiver of its rights or remedies under any Merger Document; or

(iii)	given any consent under any Merger Document,

in each case, where such action would reasonably be expected to be materially adverse to the interests of the Lender.

19.31	Authorised Signature

Any person specified as its authorised signatory under Schedule 1 (Conditions Precedent) or pursuant to paragraph (e) of Clause 20.4 (Information: Miscellaneous) is authorised to sign Utilisation Requests and Selection Notices (in the case of the Borrower) and other notices on its behalf.

19.32	Times When Representations Made

(a)	All the representations and warranties in this Clause 19 are made by each Obligor (and the representations and warranties referred to in paragraph (b) of Clause 19.1 are made by each of the Holdco and the Parentco) on the Signing Date and by each Obligor on the Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of the Utilisation Request, on the Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) and (b) of Clause 19.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	Information Undertakings

The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or the Total Commitment is in force.

20.1	Financial Statements

The Borrower shall supply to the Lender:

(a)	as soon as they are available, but in any event within one hundred and twenty (120) days after the end of its financial years, the audited consolidated financial statements of the Group for that financial year;

(b)	as soon as they are available, but in any event within fifty (50) days after the end of each half of its financial years, the unaudited consolidated financial statements of the Group for that financial half year; and

(c)	as soon as they are available, but in any event within thirty (30) days after the end of each quarter of its financial years:

(i)	the bank statements of each Group Member (and, where bank statements are not available, screenshots showing the balances as at the end of that quarter) for that quarter of financial year;

(ii)	a director’s certificate of the Borrower setting out the Group’s aggregate Capital Expenditure for that financial quarter, and if the aggregate Capital Expenditure of the Group from the Utilisation Date to the end of such financial quarter exceeds RMB200,000,000 (or its equivalent) (the amount of such excess, the “CapEx Excess”), attaching evidence satisfactory to the Lender (acting reasonably) that the Group has obtained capital after the Closing Date by way of:

(A)	proceeds of a Qualifying Capex Facility;

(B)	loans made by the Parentco to the Borrower that constitute Permitted Subordinated Indebtedness; or

(C)	direct or indirect cash equity contribution from persons other than the Group Members,

that, in aggregate, is no less than the CapEx Excess at the end of such financial quarter.

20.2	Provision and Contents of Compliance Certificates

(a)	The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial Statements) a Compliance Certificate which shall, amongst other things, set out:

(i)	(in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants);

(ii)	where there has been any change in the structure of the Group or Target Group since the provision of the last Group Structure Chart, an updated Group Structure Chart setting out the structure of the Group or Target Group as at the date of the delivery of such Group Structure Chart; and

(iii)	confirm that no Default has occurred and is continuing or, if a Default is continuing, specify the nature of such Default and the steps being taken to remedy such Default.

(b)	Each Compliance Certificate shall be signed by the chief financial officer and one (1) director or two (2) directors of the Borrower.

20.3	Requirements as to Financial Statements

(a)	Each set of financial statements delivered by the Borrower pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial Statements) shall be certified by one (1) director of the Borrower as giving a true and fair view of (in the case of audited consolidated financial statements for any financial year), or fairly representing (in other cases), the consolidated financial condition and consolidated operations of the Group as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial Statements) is prepared in accordance with the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements unless, in relation to any set of financial statements, (i) it notifies the Lender that there has been a change in such Accounting Principles, accounting practices or reference periods; and (ii) the relevant Auditors deliver to the Lender a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices or reference periods upon which the relevant Original Financial Statements were prepared.

For the purposes of this Agreement, any change in Accounting Principles made in accordance with this paragraph (b) shall apply to the definition of Accounting Principles as set out at Clause 1.1 (Definitions) at any time following such change (and until any subsequent change in Accounting Principles in accordance with this Clause 20.3).

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: Miscellaneous

The Borrower shall supply to the Lender:

(a)	copies of all documents dispatched by the Borrower to its creditors generally, or to its shareholder(s) generally, in each case at the same time as they are dispatched;

(b)	promptly, a notification if the Merger is withdrawn or abandoned;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, formally threatened or pending against any Group Member, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as the Lender may reasonably request; and

(e)	promptly, notice of any change in authorised signatories of any Obligor signed by a director of that Obligor accompanied by specimen signatures of any new authorised signatories of that Obligor.

20.5	Notification

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	“Know Your Customer” Checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date; or

(b)	any change in the status of the Borrower after the Signing Date; or

(c)	a proposed assignment or transfer by the Lender of its rights and obligations under this Agreement,

obliges the Lender or, in the case of paragraph (c) above, any prospective new Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender, supply or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, any prospective new Lender) to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.	Financial Covenants

21.1	Financial Condition

Unless otherwise agreed in writing by the Lender, the Borrower shall ensure that for so long as the Loan remains outstanding:

(a)	the aggregate Capital Expenditure of the Group from the Utilisation Date to the Final Maturity Date shall not exceed RMB300,000,000 (or its equivalent);

(b)	the Interest Cover for each Relevant Period shall not be less than the ratio of 8:00:1:00; and

(c)	the Total Leverage for each Relevant Period shall not exceed the ratio of 2:00:1:00.

21.2	Financial Testing

(a)	The financial covenants set out in Clause 21.1 (Financial Condition) shall be tested semi-annually by reference to the financial statements and Compliance Certificates delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial Statements) and Compliance Certificates delivered pursuant to Clause 20.2 (Provision and Contents of Compliance Certificates) in respect of each Relevant Period.

(b)	There shall be included in determining Consolidated EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for that Relevant Period of any company or business acquired (from a person that is not a Group Member) and not subsequently sold, transferred or otherwise disposed of by any Group Member during such period (including the portion thereof occurring prior to such acquisition) (each such company or business acquired and not subsequently disposed of, an “Acquired Entity or Business”), to the extent that such earnings would have been included in the calculation of Consolidated EBITDA for such period had such acquisition been completed at the commencement of such Relevant Period, and provided such transaction (and reasonable details with respect thereto) was disclosed in writing to the Lender prior to the Signing Date.

(c)	There shall be excluded in determining Consolidated EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for that Relevant Period of any company or business sold, transferred or otherwise disposed of by any Group Member (to a person that is not a member of the Group) during such period (including the portion thereof occurring prior to such sale, transfer or disposal) (each such company or business so sold or disposed of, a “Sold Entity or Business”), to the extent that such earnings would have been excluded in the calculation of Consolidated EBITDA for such period had such sale, transfer or disposal been completed at the commencement of such Relevant Period, and provided such transaction (and reasonable details with respect thereto) was disclosed in writing to the Lender prior to the Signing Date.

21.3	Definitions and Interpretation

(a)	The capitalised terms set forth below shall have the meanings ascribed to such terms as set forth below solely for the purpose of this Clause 21:

“Consolidated EBITDA” means, for any period, the consolidated operating profits of the Group before taxation for that period:

(i)	before deducting any amount attributable to amortisation or depreciation of assets;

(ii)	before deducting any Consolidated Finance Charges;

(iii)	before taking into account any items or costs treated as exceptional, non-recurring or extraordinary items;

(iv)	before taking into account the amount of any profit or loss of any Group Member which is attributable to minority interests;

(v)	before deducting any Transaction Costs; and

(vi)	before taking into account any unrealised gains or losses on any derivative instrument, including those arising on translation of currency of debt (other than any derivative instrument which is accounted for on a hedge accounting basis).

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Consolidated Finance Charges” means, for any period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Financial Indebtedness whether accrued, paid or payable and whether or not capitalised by any Group Member in respect of that period:

(i)	excluding any such obligations owed to any other Group Member; and

(ii)	including the interest element of leasing and hire purchase payments;

“Interest Cover” means, in relation to any period, the ratio of Consolidated EBITDA to Net Interest Expense in respect of that period.

“Net Interest Expense” means for any period, the interest expense in cash (except as contemplated in paragraph (iii) below) of members of the Group (on a consolidated basis) accrued during such period, determined on a consolidated basis in accordance with the Accounting Principles, with respect to all outstanding Financial Indebtedness of members of the Group for which they, respectively, are principally liable (including all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees and bankers’ acceptance financing), but:

(i)	excluding (A) pay-in-kind (non-cash) interest expense, (B) original issue discount resulting from the issuance of Financial Indebtedness below par and (C) other amounts of non-cash interest, or amortisation of the foregoing (to the extent non-cash);

(ii)	including any commitment fees, commissions and other financing fees (payable in cash) in respect of Financial Indebtedness (which fees are recurring);

(iii)	excluding any non-recurring upfront and other non-recurring financing fees (payable in cash) in respect of Financial Indebtedness but including the effect of amortisation of such fees (except to the extent that such fees which would otherwise be amortised relate to the Facility, are paid on or after the Closing Date, and are funded from Cash of the Target Group);

(iv)	deducting (only up to the extent of such cash interest expenses of Offshore Group Members for such period) cash interest income of Offshore Group Members (derived from persons that are not members of the Group) during such period determined in accordance with the Accounting Principles; and

(v)	deducting (only up to the extent of such cash interest expenses of Onshore Group Members for such period) cash interest income of Onshore Group Members (derived from persons that are not members of the Group) during such period determined in accordance with the Accounting Principles.

“Relevant Period” means each period of twelve months ending on (a) the last day of the financial year of the Group; and (b) on the last day of the first half of the financial year of the Group.

“Total Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(i)	excluding any such obligations to any other Group Member; and

(ii)	excluding any loans made by the Parentco to the Borrower that constitute Permitted Subordinated Indebtedness.

“Total Leverage” means, in respect of any period, the ratio of Total Debt on the last day of that period to Consolidated EBITDA in respect of that period.

(b)	Unless otherwise stated therein, all definitions in paragraph (a) above shall be determined and calculated on a consolidated basis with respect to the Group and shall be construed in accordance with Accounting Principles (if applicable).

22.	General Undertakings

The undertakings in this Clause 22 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or the Total Commitment is in force and provided with respect to each of the Holdco and the Parentco, only Clause 22.1 (Authorisations) and 22.12 (Holding Companies) shall apply.

22.1	Authorisations

Each Obligor shall (and the Borrower shall ensure that each other Group Member will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	in the case of paragraph (i) and (ii) below, supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation,

(i)	to enable it to perform its obligations under the Transaction Documents to which it is party,

(ii)	subject to the Legal Reservations and, in the case of the Security Documents, the Perfection Requirements, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is party, and

(iii)	to carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

22.2	Compliance with Laws

Each Obligor shall remain in good standing (if applicable) and shall (and the Borrower shall ensure that each other Group Member will) comply in all respects with all laws (including without limitation all applicable financial assistance legislation) to which it, he or she may be subject, if failure to so comply has or would reasonably be expected to have a Material Adverse Effect.

22.3	Anti-corruption Law

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) directly or indirectly use any of the proceeds of any of the Facility for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or other similar applicable legislation in other jurisdictions.

(b)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will) conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977 or other similar applicable legislation in other jurisdictions.

22.4	Environmental Compliance

Each Obligor shall (and the Borrower shall ensure that each other Group Member will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

22.5	Environmental Claims

Each Obligor shall (and the Borrower shall ensure that each other Group Member will), promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim which has been commenced or, to the best of such Obligor’s knowledge and belief (after due and careful enquiry), is formally threatened against any Group Member; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Member,

where the claim is reasonably likely to be adversely determined against that Group Member and, if adversely determined against that Group Member, has or would reasonably be expected to have a Material Adverse Effect.

22.6	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or would reasonably be expected to have a Material Adverse Effect.

(b)	No Group Member shall change its residence for Tax purposes if to do so would be materially adverse to the interests of the Lender.

22.7	Merger

Except for the Merger, no Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (other than a Permitted Transaction, a Permitted Acquisition or a Permitted Share Issue) without the prior written consent of the Lender, save that, in respect of any Group Member other than the Borrower, no such prior consent shall be required for a solvent reorganisation or restructuring and only to the extent that the same would not and is not reasonably expected to have a Material Adverse Effect, and provided if such reorganisation or restructuring involves an Obligor, if so requested by the Lender (acting reasonably), the Borrower shall provide the Lender with legal opinions in respect of the continued or assumed obligations and liabilities of such Obligor (or any successor entity) under the Finance Documents to which it is a party in form and substance satisfactory to it (acting reasonably).

22.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and shall ensure that no other Group Member will):

(i)	acquire a company, corporation or legal entity or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company, corporation or legal entity.

(b)	Paragraph (a) above does not apply to any Permitted Transaction or an acquisition by any Obligor or Group Member of a company, corporation or legal entity, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company, corporation or legal entity which is any of the following (each, a “Permitted Acquisition”):

(i)	the Merger;

(ii)	an acquisition by a Group Member (other than by the Borrower) of an asset sold, leased, transferred or otherwise disposed of by another Group Member in circumstances constituting a Permitted Disposal;

(iii)	an acquisition of Equity Interests or securities pursuant to a Permitted Share Issue;

(iv)	an acquisition of securities which are Cash Equivalent Investments;

(v)	the incorporation of a limited liability company (or establishment of a company or the purchase of a shelf company with no prior liabilities or activities since the date of its incorporation or establishment or purchase (in each case, other than by the Borrower) which on incorporation, establishment or purchase becomes a Group Member;

(vi)	the acquisition or establishment of, or involvement in, any share or interest in any Joint Venture to the extent permitted under Clause 22.9 (Joint Ventures); or

(vii)	the value of which acquisition or investment (when aggregated with the value of (A) all other acquisitions and investments not permitted by the preceding paragraphs, (B) aggregate Capital Expenditure of the Group after the Utilisation Date and (C) Permitted Joint Ventures) does not exceed RMB300,000,000 (or its equivalent in any other currency) during the term of this Agreement provided no Default has occurred and is continuing or would result from such acquisition or transaction.

22.9	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any Permitted Transaction or any acquisition by any Obligor or Group Member of (or agreement to acquire) any interest in a Joint Venture or transfer by any Obligor or Group Member of assets (or agreement to transfer assets) to a Joint Venture if:

(i)	the prior written consent of the Lender has been obtained; or

(ii)	if the value of which acquisition or transfer (when aggregated with the value of (A) all other such acquisitions and transfers not permitted by the preceding paragraphs, (B) all Permitted Acquisitions described in Clause 22.8(b)(vii) and (C) the aggregate Capital Expenditure of the Group after the Utilisation Date) does not exceed RMB300,000,000 (or its equivalent in any other currency) during the term of this Agreement (each, a “Permitted Joint Venture”) provided no Default has occurred and is continuing or would result from such acquisition or transaction.

22.10	Change of Business

After the Merger Effective Time, the Borrower shall procure that no substantial change is made to the general nature of the business of the Target Group taken as a whole from that carried on by the Target Group at the Signing Date.

22.11	Negative Pledge

Except as permitted under paragraph (c) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will):

(a)	create or permit to subsist any Security over any of its assets;

(b)

(i)	dispose of any of its receivables on recourse terms;

(ii)	dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other Group Member;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (b) is termed “Quasi-Security”.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security;

(ii)	Transaction Security; or

(iii)	a Permitted Transaction.

22.12	Holding Companies

No Obligor shall (and the Borrower shall ensure no other Group Member (other than the Operating Companies) will) trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision and purchase of management, legal, accounting and administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and Cash and Cash Equivalent Investments;

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company;

(d)	incurring any liabilities that are expressly stated in the Funds Flow Statement;

(e)	(in the case of Land V. Limited and Hong Kong Linong Limited) engaging in and/or entering into sales activities outside the PRC in line with their respective historical practices as at the date of this Agreement, provided that the aggregate revenue from such activities during any financial year of the Group shall not exceed two per cent. (2%) of the revenue of the Group calculated on a consolidated basis;

(f)	obligations and liabilities in respect of any ESOP Issuance; and

(g)	any activities consented to in writing by the Lender.

22.13	Preservation of Assets

Each Obligor shall (and the Borrower shall ensure that each other Group Member will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

22.14	Arm’s-Length Terms

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into:

(i)	any transaction with any Affiliate or related person; or

(ii)	any Joint Venture with any person, other than on arm’s-length terms and for full market value.

in each case, other than on arm’s length terms.

(b)	Paragraph (a) of this Clause 22.14 shall not apply to:

(i)	any transaction or Joint Venture between Group Members;

(ii)	any Permitted Distribution; or

(iii)	any fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents.

22.15	Disposals

(a)	Except as provided in paragraph (c) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) undertake any Disposal.

(b)	Except as provided in paragraph (c) below, after the Merger Effective Time the Parentco and the Borrower shall ensure that no Target Group Member will dispose of any Equity Interest of its Subsidiaries.

(c)	Paragraphs (a) and (b) above do not apply to any disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

22.16	Loans Out

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to any Permitted Transaction or any of the following (each, a “Permitted Loan”):

(i)	trade credit extended by any Group Member on normal commercial terms and in the ordinary course of trading;

(ii)	any deposit placed with or cash balance at a bank or financial institution;

(iii)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, “Permitted Financial Indebtedness”;

(iv)	a loan or credit made to a Joint Venture to the extent permitted under Clause 22.9 (Joint Ventures);

(v)	a loan or credit by a Group Member to another wholly-owned Group Member; or

(vi)	any loan made by the Parentco to the Borrower that constitutes Permitted Subordinated Indebtedness.

22.17	No Guarantees or Indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a Permitted Transaction or a guarantee which is any of the following (each, a “Permitted Guarantee”):

(i)	the endorsement of negotiable instruments in the ordinary course of business;

(ii)	any performance or similar bond guaranteeing performance by a Group Member under any contract entered into in the ordinary course of business;

(iii)	granted by one Group Member to secure or guarantee indebtedness of another Group Member permitted under Clause 22.19 (Financial Indebtedness);

(iv)	granted under the Finance Documents; or

(v)	granted under any Permitted Facilities.

22.18	Restricted Payment

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (each such action, a “Distribution”):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any Group Member to pay any management, advisory or other fee to or to the order of the Holdco;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)	repay or redeem (and shall procure each Group Member not to repay or redeem) or otherwise make payment in respect of any Permitted Subordinated Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Transaction; or

(ii)	a Distribution made to fund the administrative costs, Taxes, professional fees, regulatory costs and similar costs and expenses (including payments by way of remuneration to directors and employees) incurred (or reasonably expected to be incurred) or paid by the Parentco or any direct or indirect Holding Company of Parentco to register and maintain their corporate existence, maintain their corporate substance or otherwise and act as a Holding Company (each, a “Permitted Distribution”), provided that the aggregate amount of Permitted Distributions shall not exceed US$1,000,000 during the term of this Agreement.

22.19	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below and under Clause 22.29 (Treasury Transactions), no Obligor shall (and the Borrower shall ensure that no other Group Member will) incur or remain liable under any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is any of the following (each, “Permitted Financial Indebtedness”):

(i)	Permitted Refinancing;

(ii)	Permitted Subordinated Indebtedness

(iii)	arising under a Permitted Loan or a Permitted Guarantee;

(iv)	expressly permitted under the terms of any Finance Document (without double-counting any Financial Indebtedness under paragraph (vi) below);

(v)	arising under any of the Permitted Facilities; and

(vi)	any Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness incurred by any member of the Group except any permitted under the preceding paragraphs above and not owed to a wholly-owned Group Member) does not exceed US$15,000,000 (or its equivalent in any other currency).

22.20	Share Capital

No Obligor shall (and after the Merger Effective Time the Borrower shall ensure that no other Group Member will) issue any Equity Interests except any of the following (each, a “Permitted Share Issue”):

(a)	if on or before the Merger Effective Time, pursuant to the Merger Documents, provided that the proceeds from such issuance are applied directly towards payment of the Merger Consideration, the Excluded Shares Consideration or the Transaction Costs;

(b)	if after the Merger Effective Time, pursuant to a Listing described in paragraph (b) of Clause 8.3 (Listing Proceeds), provided that the proceeds from such Listing are applied directly toward mandatory prepayment of the Facility in accordance with Clause 8 (Mandatory Prepayment); and

(c)	Equity Interests by any Obligor or Group Member, provided that if the existing Equity Interests thereof are subject to the Transaction Security, the newly-issued Equity Interests thereof also become subject to the Transaction Security on the same terms.

22.21	Ranking

Each Obligor shall ensure that at all times:

(a)	any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies; and

(b)	each Security created pursuant to the Finance Documents has or will have the ranking in priority which it is expressed to have in the relevant Finance Documents and it is not subject to any prior ranking or pari passu ranking Security.

22.22	Merger Documents

(a)	The Borrower shall promptly pay all amounts payable by it under the Merger Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Borrower and where adequate reserves are set aside for any such payment).

(b)	Without prejudice to paragraph (a) above, each Obligor shall, and shall procure that any Group Member or the Holdco that is party to any Merger Document shall:

(i)	take (or procure to be taken) all reasonable and practical steps to preserve and enforce its rights and remedies under or in connection with, and pursue any claims under, (A) any of the Merger Documents where the board of directors (or equivalent governing body) of the Borrower (acting reasonably) determines that the pursuit of such claims is commercially advantageous and appropriate;

(ii)	not, without the prior written consent of the Lender:

(A)	make or agree to any amendment or variation of or supplement to any provision of any Merger Document where such amendment, variation or supplement (as the case may be) would reasonably be expected to be materially adverse to the interests of the Lender;

(B)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel any Merger Document where such termination would reasonably be expected to be materially adverse to the interests of the Lender;

(C)	grant or agree to any waiver of any of its rights or remedies under or in connection with any Merger Document where such waiver is or would reasonably be expected to be materially adverse to the interests of the Lender; or

(D)	give any consent under any Merger Document that is discretionary where such consent is or would reasonably be expected to be materially adverse to the interests of the Lender;

(iii)	notify the Lender in writing as soon as reasonably practicable of any amendment or variation of or supplement to any provision of any Merger Document and any waiver by any Group Member of any of its rights or remedies under or in connection with any Merger Document or any consent by any Group Member under any Merger Document where such amendment, variation, supplement, waiver or consent (as the case may be) is or would reasonably be expected to be materially adverse to the interests of the Lender;

(c)	For purposes of this Clause 22.22, it is agreed and understood that any waiver of Section 7.15(d) of the Merger Agreement shall be materially adverse to the interests of the Lender.

22.23	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will) maintain insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.24	Pensions

Each Obligor shall (and the Borrower shall ensure that each other Group Member will) ensure that it is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group or its employees where failure to so comply has or would reasonably be expected to have a Material Adverse Effect.

22.25	Access

If an Event of Default is continuing or the Lender reasonably suspects an Event of Default is continuing, the Borrower shall ensure that each Group Member will (not more than once in every financial year unless an Event of Default is continuing) permit the Lender and/or accountants or other professional advisers of the Lender reasonable access during business hours and on reasonable prior notice, which shall not be less than five (5) days, at the risk and cost of the Borrower to (a) the premises, assets, books, accounts and records of each relevant Group Member, (b) meet and discuss matters with relevant senior management of the Group, and (c) meet and discuss the financial position of each relevant Group Member with the Auditors (and the Borrower shall at its expense authorise the Auditors to so act).

22.26	Auditors

The Borrower may not replace the Auditors, unless the new auditor to be appointed is any of Deloitte & Touche, PricewaterhouseCoopers, Ernst & Young and KPMG (or their respective affiliates in its jurisdiction of incorporation or establishment) or such other institution acceptable to the Lender.

22.27	Intellectual Property

Each Obligor shall (and the Borrower shall procure that each other Group Member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of such Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property;

(d)	not use or permit such Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of such Intellectual Property or imperil the right of any Group Member to use such property; and

(e)	not discontinue the use of such Intellectual Property,

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

22.28	Dividends

The Borrower shall procure that no other Group Member will enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Group Member to pay dividends or other distributions with respect to any of its equity interests save for this Agreement and any restrictions and conditions imposed by law.

22.29	Treasury Transactions

No Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into any Treasury Transactions, except for those entered into to hedge actual or projected interest or forward exposures arising in the ordinary course of trading and not for speculative purposes.

22.30	No Restriction on Share Transfer

Each Obligor shall ensure that the constitutional documents of it do not, and are not amended or varied in a manner which, restricts or otherwise prohibits the transferability of the shares which are subject to the Transaction Security or confers any right of pre-emption, tag-along or other similar rights on any person or which could reasonably be expected to adversely affect the interests of the Lender under any Security Documents.

22.31	Delisting

The Borrower shall provide (or cause to be provided) to the Lender evidence that all filings have been made with each applicable Governmental Agency that are necessary for the Target Shares to be delisted from the NASDAQ Stock Market within sixty (60) days after the Merger Effective Time and deregistered under the Securities Exchange Act of 1934, as amended, within one hundred (100) days after the Merger Effective Time.

22.32	Non-Disclosure

Unless and to the extent that disclosure is required under the applicable laws, regulations or rules of the relevant stock exchanges, no Obligor shall (and the Borrower shall ensure that no other Group Member will) disclose the Facility or any content of the Finance Documents to any person (other than their legal and financial advisors, the PE Investors and its Affiliates and their legal and financial advisors, for the purposes of negotiation, preparation and execution of the Finance Documents) without the prior written consent of the Lender.

22.33	Change in Financial Year

No Obligor shall (and the Borrower shall procure that no other Group Member will) change its fiscal year without the prior written consent of the Lender.

22.34	Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues any immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

22.35	Anti-Terrorism Law

(a)	No Obligor shall (and the Borrower shall procure that no Group Member will) knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any applicable Anti-Terrorism Law.

(b)	Each Obligor shall ensure that none of the funds or assets of such Obligor or any Group Member that are used to repay the Facility (or any part thereof) shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and no Designated Person shall have any direct or indirect interest in any Obligor or any Group Member that would constitute a violation of any applicable Anti-Terrorism Law.

(c)	No Obligor shall, and each Obligor shall procure that no Group Member will, fund all or part of any payment under any Finance Document out of proceeds derived from transactions that violate the prohibitions set forth in any applicable Anti-Terrorism Law.

(d)	The Borrower shall not use any of the funds advanced under this Agreement directly or indirectly for the purpose of financing or facilitating the activities of, transactions with, or investments in (i) Cuba, Sudan, Iran, Myanmar (Burma), Syria or North Korea; and (ii) any other countries that are subject to economic and/or trade sanctions imposed by a Sanctioning Authority (as defined below) as notified in writing by the Lender to the Borrower prior to the use of such funds. The Borrower further undertakes not to use any of the funds advanced under this Agreement directly or indirectly for business activities that are subject to sanctions, restrictions or embargoes imposed by the United Nations, the State Secretariat for Economic Affairs of Switzerland, OFAC, HM Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore and/or any other applicable body with similar authority notified in writing by the Lender to the Borrower prior to the use of such funds (each, a “Sanctioning Authority”). This includes, in particular (but without limitation) business activities involving persons or entities named on any sanctions lists issued by any Sanctioning Authority.

22.36	Lender Account Balance

Each Obligor shall (and the Borrower shall ensure that each other Group Member shall) ensure that from the Merger Effective Time and for so long as the Loan is outstanding, the aggregate balance of amounts standing to the credit of the Onshore Escrow Accounts and the Offshore Secured Accounts shall be (x) not less than RMB100,000,000 (or its equivalent in any other currency), (y) free of any Security (except for Transaction Security or any Security or Quasi Security referred to in paragraphs (a) (to the extent the amounts or payments referred to in that paragraph are not due and payable or are being contested in good faith), (b), (d) or (i) of the definition of “Permitted Security”) and (z) not affected by any expropriation, attachment, sequestration, distress or execution or any analogous process which is not frivolous or vexatious.

22.37	DSR Account

(a)	The Borrower shall open and maintain the DSR Account with the Lender.

(b)	The Borrower shall ensure that, at all times with effect from the Closing Date and for so long as any Loan is outstanding, the balance standing to the credit of the DSR Account shall not be less than the DSR Minimum Amount.

(c)	Without prejudice to the rights of the Lender under the Security Documents:

(i)	the amount standing to the credit of the DSR Account shall not be withdrawn, transferred or applied other than towards payment of interest from time to time due and payable in respect of the Loan under the Finance Documents; and

(ii)	the Borrower irrevocably authorise the Lender to apply amounts from time to time standing to the credit of the DSR Account towards payment of interest from time to time due and payable in respect of any or all of the Loan under the Finance Documents.

22.38	Dividend Account(s)

Each Obligor shall (and the Borrower shall procure that each other Group Member will) procure that:

(a)	all Dividend Account(s) are opened and maintained with the Lender; and

(b)	all dividends and distributions (to the extent made or paid in accordance with applicable PRC laws and regulations and after taking into account all Taxes payable under PRC laws and all statutory reserve requirements in the PRC) made or paid by any Onshore Group Member and received by an Offshore Group Member shall be directly made and paid into the Dividend Account(s) to be applied, first, towards payment of any amounts of principal, interest, fees, costs or expenses then due under the Finance Documents and, thereafter, in such manner and order as the Group sees fit (subject to the terms of the Finance Documents).

22.39	Additional Capital Expenditure

The aggregate Capital Expenditure of the Group from the Utilisation Date shall not exceed in aggregate RMB200,000,000 (or its equivalent) unless the CapEx Excess is financed by capital obtained after the Closing Date by way of:

(a)	proceeds from a Qualifying Capex Facility;

(b)	loans made by the Parentco to the Borrower that constitute Permitted Subordinated Indebtedness; or

(c)	direct or indirect cash equity contribution from persons other than Group Members.

22.40	Further Assurance

(a)	Each Obligor shall (and shall procure that each other Group Member will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify in writing (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by any or all of the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Lender over any property and assets of that Obligor or that Group Member located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to any of the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of any Transaction Security.

(b)	Each Obligor shall (and shall procure that each other Group Member will) take all such action as is reasonably available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

22.41	Cash and Cash Equivalent Evidence

The Borrower shall deliver, on the date falling nine (9) Months from the Utilisation Date, evidence reasonably satisfactory to the Lender that the aggregate amount of the Cash and Cash Equivalent Investments of the Group is not less than RMB210,000,000 (or its equivalent).

23.	Events of Default

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.17 (Acceleration)).

23.1	Non-Payment

Any Obligor, the Personal Guarantor or any Onshore Depositor fails to pay by the due date any amount payable pursuant to a Finance Document to which it is a party at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

23.2	Financial Covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3	Conditions Subsequent and Delisting

An Obligor or the Personal Guarantor fails to comply with any provision of Clause 4.3 (Conditions Subsequent) or Clause 22.31 (Delisting).

23.4	Other Obligations

(a)	An Obligor, the Personal Guarantor or any Onshore Depositor fails to comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 23.1 (Non-Payment), Clause 21 (Financial Covenants), Clause 4.3 (Conditions Subsequent) and Clause 22.31 (Delisting)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the Lender giving written notice to any Obligor or the Personal Guarantor or any Obligor or the Personal Guarantor becoming aware of the failure to comply.

23.5	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor, the Personal Guarantor or any Onshore Depositor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Obligor, the Personal Guarantor or any Onshore Depositor under or in connection with such Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Lender giving written notice to the Borrower and (ii) the relevant Obligor, the Personal Guarantor or the Onshore Depositor becoming aware of such misrepresentation.

23.6	Cross Default

(a)	Any Financial Indebtedness of any Group Member is not paid when due or within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of a Group Member is cancelled or suspended by a creditor of that Group Member or Obligor as a result of an event of default (however described).

(d)	Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member or Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness for any Group Member falling within paragraphs (a) to (d) above is less than US$1,000,000 (or its equivalent in any other currency).

23.7	Insolvency

(a)	Any Material Company or any Onshore Depositor is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on all or a material part of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender) with a view to rescheduling all or a material part of its indebtedness.

(b)	The value of the assets of any Material Company or any Onshore Depositor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Material Company or any Onshore Depositor.

23.8	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company or any Onshore Depositor, other than a solvent liquidation or reorganisation of any Material Company (other than the Borrower) or any Onshore Depositor where the proceeds are paid to its Holding Companies in proportion to such Holding Companies’ direct equity interest in such member (provided that the same would not reasonably be expected to have a Material Adverse Effect) (a “Solvent Liquidation”);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company or any Onshore Depositor for the reason of avoiding financial difficulty;

(iii)	the appointment of a liquidator, provisional liquidator (other than in respect of a Solvent Liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any Onshore Depositor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Company or any Onshore Depositor or any Obligor having an aggregate value of US$1,000,000 (or its equivalent in other currencies),

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is being contested in good faith as frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of commencement; or

(ii)	any step or procedure contemplated by transactions conducted in the ordinary course of trading on arm’s length terms.

23.9	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Material Company having an aggregate value (for the Material Companies taken as a whole) of US$1,000,000 (or its equivalent in any other currency) which is not frivolous or vexatious and is not discharged within fifteen (15) days.

23.10	Unlawfulness and Invalidity

(a)	It is or becomes unlawful for an Obligor, the Personal Guarantor or any Onshore Depositor to perform any of its obligations under the Finance Documents to which it is a party which (with respect to an obligation other than a payment obligation) individually or cumulatively would reasonably be expected to materially and adversely affect the interests of the Lender under the Finance Documents.

(b)	Any obligation or obligations of an Obligor, the Personal Guarantor or any Onshore Depositor under any Finance Documents to which it is a party are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and (with respect to an obligation other than a payment obligation) the cessation individually or cumulatively would reasonably be expected to materially and adversely affect the interests of the Lender under the Finance Documents.

(c)	No Event of Default will occur under paragraph (a) or (b) above if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Lender giving notice to the relevant party and (ii) the relevant party becoming aware of the failure to comply.

23.11	Cessation of Business

Any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as expressly permitted under this Agreement.

23.12	Audit Qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Group:

(a)	based on lack of provision of information on any Group Member, or in any other manner by which it is not reasonably apparent to the Lender the materiality of such qualification; or

(b)	otherwise, in any material respect.

23.13	Repudiation and Rescission of Agreements

(a)	An Obligor, the Personal Guarantor or any Onshore Depositor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or evidences an intention to rescind or repudiate a Finance Document or any Security created pursuant to a Finance Document.

(b)	Any Obligor party to the Merger Documents rescinds or purports to rescind or repudiates or purports to repudiate any of the Merger Documents in whole or in part where to do so has or is reasonably likely to have a material adverse effect on the interests of the Lender under the Finance Documents.

23.14	Litigation

(a)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes arising out of or in connection with the Merger and/or the Merger Documents are commenced or threatened against any Group Member, any Obligor or the Personal Guarantor or any of their assets which is reasonably likely to be adversely determined and, if adversely determined, has or would reasonably be expected to have a Material Adverse Effect.

(b)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes (other than those set forth under paragraph (a) above) are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Group Member, any Obligor or the Personal Guarantor or any of their assets which has or would reasonably be expected to have a Material Adverse Effect.

23.15	Expropriation

The authority or ability of any Material Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any Governmental Agency or any other governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets, which has or would reasonably be expected to have a Material Adverse Effect.

23.16	Material Adverse Change

Any event or circumstance occurs which would reasonably be expected to have a Material Adverse Effect.

23.17	Acceleration

If, after the occurrence of the Utilisation Date, an Event of Default has occurred which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Total Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise all or any of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

24.	Changes to the Lender

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that, notwithstanding anything to the contrary herein, the Lender shall not make any such assignment or transfer before the Utilisation Date without the prior written consent of the Borrower.

For the avoidance of doubt the Lender may without the consent of the Borrower grant by way of sub participation an interest in any of its rights under the Finance Documents.

24.2	Conditions of assignment or transfer

(a)	Subject to Clause 24.1, no consent of the Borrower shall be required when the Existing Lender transfer all or part of its obligation under the Finance Documents.

(b)	The Existing Lender will give the Borrower at least three (3) days written notice prior to completion of the assignment or transfer, provided that failure to provide such notice shall not affect the validity and effectiveness of such assignment or transfer.

(c)	An assignment will be effective only on receipt by the Existing Lender of written confirmation from the New Lender (in form and substance satisfactory to the Existing Lender) that the New Lender will assume the same obligations as it would have been under if it was the Existing Lender.

(d)	A transfer will be effective only if the procedures set out in Clause 24.4 (Procedure for Transfer) are complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges the Existing Lender to:

(i)	accept a re-transfer or re-assignment from the New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.4	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 24.1 (Assignments and transfers by the Lenders) and Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when a Transfer Certificate appearing on its face to comply with the terms of this Agreement and duly executed by the Existing Lender and the New Lender is delivered in accordance with the terms of this Agreement to the Borrower no later than three (3) Business Days prior to the proposed Transfer Date.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; and

(iii)	the New Lender shall become a Party as a “Lender”.

(c)	The procedure set out in this Clause 24.4 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

24.5	Copy of Transfer Certificate to Borrower

The Existing Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.6	Existing Consents and Waivers

The New Lender shall be bound by any consent, waiver, election or decision given or made by the Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

24.7	Disclosure of Information

The Lender may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the prior written consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances; or

(c)	to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender.

25.	Changes of the Obligors

25.1	Assignment and Transfers by Obligors

No Obligor or any other Group Member may assign any of its rights or transfer any of its rights or obligations under any of the Finance Documents.

25.2	Additional Guarantors and Security

(a)	The Borrower may request that any of its Subsidiaries become party hereto as a “Guarantor”.

(b)	Without prejudice to Clause 4.3 (Conditions Subsequent), each Obligor shall procure that:

(i)	each Offshore Group Member that is a Material Company shall, within thirty (30) days of such Offshore Group Member becoming a Material Company, become party hereto as an Additional Guarantor; and

(ii)	each Obligor shall grant Transaction Security over all of its assets promptly upon such Obligor’s becoming an Obligor and (to the extent not already subject to Transaction Security) promptly upon acquisition of any such asset, by acceding to, and to the extent required by, the Composite Debenture.

(c)	A Group Member (“Proposed Additional Guarantor”) shall become party hereto as a “Guarantor” if:

(i)	the Borrower and that Proposed Additional Guarantor deliver to the Lender a duly completed and executed Accession Deed (in respect of the accession of that Proposed Additional Guarantor as a “Guarantor”); and

(ii)	the Lender has received all of the documents and other evidence listed in Part 2 of Schedule 1 (Conditions Precedent) in relation to that Proposed Additional Guarantor, each in form and substance satisfactory to the Lender (acting reasonably).

25.3	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the applicable Subsidiary of the Borrower party thereto that the Repeating Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

ADMINISTRATION

26.	Payment Mechanics

26.1	Payments between the Parties

(a)	On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the Borrower or the Lender (as the case may be) shall make the same available to the recipient for value on the due date at the time and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the recipient specifies.

26.2	Partial Payments

(a)	If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by the Borrower.

26.3	No Set-Off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.4	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.5	Currency of Account

(a)	Subject to paragraphs (b) to (d) below, the US Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the US Dollar shall be paid in that other currency.

26.6	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice and otherwise to reflect the change in currency.

27.	Set-Off

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	Notices

28.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail (“email”) (including scanned signed “PDF” documents where such document is required by the Finance Documents or the Lender to bear a signature or other attachments).

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name on the signature pages below; and

(b)	in the case of the Lender, that identified with its name on the signature pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five (5) Business Days’ notice.

28.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of email, only when received in legible form one (1) Business Day after sending to at least one of the relevant email addresses of the party(ies) to whom the communication is made;

(ii)	if by way of fax, when received in legible form; or

(iii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is sent to the correct fax number or email address(es) or, in the case of a letter, expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

28.4	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29.	Calculations and Certificates

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

29.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

30.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	Amendments and Waivers

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

33.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

34.	Governing Law

This Agreement is governed by the laws of Hong Kong.

35.	Enforcement

35.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 35.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

35.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints The Law Debenture Corporation (H.K.) Limited as its agent for service of process in relation to any proceedings before the courts of Hong Kong in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Borrower of any process will not invalidate the proceedings concerned.

(b)	The Borrower may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document, subject to notifying the Lender accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Lender of such new appointment, the existing process agent may resign.

35.3	Waiver of Immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Conditions Precedent

Part 1

Initial Conditions Precedent

1.	Corporate Documents

(a)	A copy of the following documents of each of the Original Obligors:

(i)	its certificate of incorporation (and change of name, if any);

(ii)	its memorandum of association and articles of association;

(iii)	its register of members;

(iv)	its register of directors and/or officers;

(v)	its register of mortgages and charges (if applicable);

(vi)	a certificate of incumbency issued by its registered office provider; and

(vii)	a certificate of good standing issued by the Registrar of Companies,

each certified by one director of such Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor dated prior to the Signing Date:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of a resolution of the shareholder of each of the Parentco and the Borrower dated prior to the Signing Date with respect to certain amendments to such Obligor’s memorandum of association and articles of association.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A certificate of each Original Obligor in the Agreed Form (signed by a director of such Original Obligor) confirming that:

(i)	borrowing or securing the Total Commitment would not cause any borrowing, securing or similar limit binding on it to be exceeded; and

(ii)	each copy document relating to it specified in this Part 1 of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	Legal Opinions

(a)	A legal opinion of White & Case, legal advisers to the Lender in Hong Kong, substantially in the form distributed to the Lender prior to the Utilisation Date in respect of the enforceability of the Hong Kong law-governed Finance Documents specified in this Part 1 of Schedule 1;

(b)	A legal opinion of Mourant Ozannes, legal advisers to the Lender in the Cayman Islands, substantially in the form distributed to the Lender prior to the Utilisation Date in respect of the capacity of any Obligor incorporated in the Cayman Islands which is a party to any Finance Documents specified in this Part 1 of Schedule 1; and

(c)	A legal opinion of Walkers, legal advisers to the Borrower in the Cayman Islands, in the Agreed Form confirming the effectiveness of the Merger in accordance with the Merger Plan.

3.	Transaction Documents

A copy of each of the Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

4.	Finance Documents

(a)	This Agreement executed by all parties hereto (other than the Lender).

(b)	Each Fee Letter executed by all parties thereto (other than the Lender).

(c)	The Holdco Share Mortgage (together with all ancillary documents relating thereto required to be delivered on or prior to the proposed Utilisation Date pursuant to the terms thereof) executed and delivered by all parties thereto (other than the Lender).

(d)	The Composite Debenture (together with all ancillary documents relating thereto required to be delivered on or prior to the proposed Utilisation Date pursuant to the terms thereof) executed and delivered by each of the Parentco and the Borrower.

(e)	The Personal Guarantee and related warning notice each executed by all parties thereto (other than the Lender).

5.	The Merger

(a)	A certificate of the Borrower (signed by an authorised signatory of the Borrower):

(i)	confirming that all of the conditions precedent to the Merger under the Merger Agreement (other than payment of the Merger Consideration and other than those conditions precedent that by their nature are to be satisfied on the Closing Date or the Utilisation Date as contemplated under the Merger Agreement the (“Closing Date Conditions”)) have been satisfied in full without any waiver, amendment or supplement (other than in a manner that would not reasonably be expected to be materially adverse to the interests of the Lender) (it being understood and agreed that any waiver of Section 7.15(d) of the Merger Agreement shall be materially adverse to the interests of the Lender); and

(ii)	confirming that the Borrower is not aware that any of the Closing Date Conditions will not be satisfied on the Closing Date (other than pursuant to any waiver made in a manner that would not reasonably be expected to be materially adverse to the interests of the Lender).

(b)	A copy of the form of the Merger Plan to be signed by a director of the Borrower and the Target and to be filed with the Registrar of Companies on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies).

(c)	A copy of each other document required to be filed with the Registrar of Companies pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) of the Cayman Islands in relation to the Merger (with such amendments to those documents as recommended by the Registrar of Companies).

(d)	Evidence that all creditors holding a fixed or floating security interest of each of the Target (if any) and the Borrower (if any) have consented to the Merger Plan or evidence that no such security interests exist.

(e)	Copies of all relevant board and shareholder resolutions evidencing that the Merger has been approved by:

(i)	a special resolution of the members of the Borrower;

(ii)	a special resolution of the members of the Target;

(iii)	the board of directors of the Borrower; and

(iv)	the board of directors of the Target.

6.	Other Documents and Evidence

(a)	The Original Financial Statements.

(b)	Evidence that each of the DSR Account, the Dividend Account(s) and the Mandatory Prepayment Account has been established.

(c)	Evidence that an amount of no less than the DSR Minimum Amount has been deposited into the DSR Account.

(d)	Evidence (including but not limited to bank statement copies or written confirmations from the applicable account banks) that the aggregate amount of the Cash and Cash Equivalent Investments of the Group is not less than RMB200,000,000 (or its equivalent).

(e)	Evidence that one or more of the Major Shareholders, in aggregate, directly or indirectly wholly own each class of the issued share capital or equity interests of the Holdco, which shall be satisfied by delivery of the register of members of the Holdco pursuant to clause 1(a)(iii) of Part 1 of Schedule 1.

(f)	Evidence that the Holdco directly wholly owns each class of the issued share capital or equity interests of the Parentco, which shall be satisfied by delivery of the register of members of the Parentco pursuant to clause 1(a)(iii) of Part 1 of Schedule 1.

(g)	Evidence that the Parentco directly wholly own each class of the issued share capital or equity interests of the Borrower, which shall be satisfied by delivery of the register of members of the Borrower pursuant to clause 1(a)(iii) of Part 1 of Schedule 1.

(h)	Evidence that any process agent referred to in this Agreement has accepted its appointment.

(i)	The Funds Flow Statement.

(j)	The Group Structure Chart.

(k)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 17 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

(l)	Completion of all necessary “know your customer” or other similar checks by the Lender with respect to the Obligors.

(m)	A certificate of the Parentco or the Borrower (signed by a director) certifying that:

(i)	the Parentco or the Paying Agent has received (or will receive prior to, or simultaneously with, the proceeds of the Utilisation) cash proceeds from the Holdco (by way of cash contribution and not shareholder loan) of not less than US$15,000,000 (the “Cash Contribution”);

(ii)	the Cash Contribution has been applied or will, simultaneously with the Utilisation under this Agreement, be applied for the same purpose as the proceeds of the Facility; and

(iii)	the Cash Contribution (together with the proceeds of the Utilisation and any Cash held by the Target Group on the Closing Date (as specified in the Funds Flow Statement)) will be sufficient to pay in full the aggregate of the Merger Consideration and all related Transaction Costs (whether or not paid on the Closing Date).

Part 2

Conditions Precedent Required to be Delivered by an Additional Guarantor

In respect of any person proposed to become an Additional Guarantor (the “Proposed Additional Guarantor”):

1.	An Accession Deed executed by the Proposed Additional Guarantor and the Borrower in respect of its accession as such Additional Guarantor.

2.	A copy of the constitutional documents of the Proposed Additional Guarantor.

3.	In respect of any Proposed Additional guarantor incorporated in the British Virgin Islands, a certificate of incumbency issued by its registered agent.

4.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Proposed Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform that Accession Deed and each other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute that Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents.

5.	If applicable, a copy of a resolution of the board of directors of the Proposed Additional Guarantor, establishing the committee referred to in paragraph 4 above.

6.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

7.	If reasonably required by legal counsel to the Lender, a copy of a resolution signed by all the holders of the issued shares of or equity interests in the Proposed Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Proposed Additional Guarantor is a party.

8.	If reasonably required by legal counsel to the Lender, a copy of a resolution of the board of directors of each corporate shareholder of the Proposed Additional Guarantor approving the terms of the resolution referred to in paragraph 7 above.

9.	A certificate of the Proposed Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitment would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

10.	A certificate of an authorised signatory of the Proposed Additional Guarantor certifying that each copy document listed in this Part 2 of this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Accession Deed.

11.	A copy of any other Authorisation or other document, opinion or assurance which the Lender (acting reasonably) considers to be necessary or desirable (if it has notified the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by such Accession Deed or for the validity and enforceability of any Finance Document.

12.	If available, the latest audited financial statements of the Proposed Additional Guarantor.

13.	The following legal opinions, each addressed to Lender:

(a)	A legal opinion of the legal advisers to the Lender in Hong Kong, as to Hong Kong law.

(b)	A legal opinion of the legal advisers to the Lender as to the laws of the jurisdiction of incorporation of the Proposed Additional Guarantor (if not Hong Kong).

14.	If the Proposed Additional Guarantor is incorporated in a jurisdiction other than Hong Kong, evidence that the process agent specified in Clause 35.2 (Service of Process) has accepted its appointment in relation to the Proposed Additional Guarantor.

Schedule 2

Conditions Subsequent

1.	Within the time periods expressly set forth in the Holdco Share Mortgage and the Composite Debenture, all ancillary documents relating thereto and all ancillary documents relating to the Accession Deeds described in clause 3(b) of this Schedule 2 (to the extent not previously delivered).

2.	No later than two (2) Business Day after the Closing Date:

(a)	a certified copy of the Merger Plan submitted for registration to the Registrar of Companies on the Closing Date, signed by a director of the Borrower in substantially the same form as previously provided to the Lender pursuant to Clause 4.1 (Initial Conditions Precedent) save for any amendments to that form as recommended by the Registrar of Companies and a certified copy of the application letter submitted with the Merger Plan stamped by the Registrar of Companies;

(b)	a copy of each of the other documents required to be filed with the Registrar of Companies pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) in relation to the Merger in substantially the same form as previously provided to the Lender pursuant to Clause 4.1 (Initial Conditions Precedent) save for any amendments to that form as recommended by the Registrar of Companies, together with evidence that any applicable fees relating thereto have been paid;

(c)	a copy of the following documents of each Major Target Group Member:

(i)	its certificate of incorporation (and change of name, if any) (if applicable);

(ii)	its memorandum of association and articles of association;

(iii)	its register of directors and/or officers (if applicable);

(iv)	its register of mortgages and charges (if applicable);

(v)	a certificate of incumbency issued by its registered office provider (if applicable); and

(vi)	a certificate of good standing issued by the Registrar of Companies (if applicable),

each certified by one director of the relevant entity.

3.	No later than five (5) Business Days after the Closing Date:

(a)	the original Accession Deeds to this Agreement each duly executed and delivered by each Major Target Group Member;

(b)	the original Accession Deeds to the Composite Debenture each duly executed and delivered by each Major Target Group Member; and

(c)	each original Onshore Finance Document (except for those described in paragraph (b) of the definition of “Onshore Supplemental Finance Documents”) each duly executed and delivered by the relevant Onshore Depositor and the Borrower (as applicable); and

(d)	a legal opinion of PRC counsel to the Lender, reasonably acceptable to the Lender, in respect of the enforceability of the Onshore Documents and the capacity of each Onshore Depositor.

4.	Within ten (10) Business Days after the Closing Date:

(a)	evidence satisfactory to the Lender (acting reasonably) that the Major Shareholders, in aggregate, directly or indirectly wholly own each class of the issued share capital of the Holdco, which shall be satisfied by delivery of the register of members of the Holdco;

(b)	a certificate of the Target (on the surviving entity of the Merger) appending each copy document referred to below and certifying each is correct, complete and in full force and effect as at the date of the certificate:

(i)	a copy of the Certificate of Merger;

(ii)	a copy of the amended and restated memorandum and articles of association of the Target (as the surviving entity of the Merger);

(iii)	a copy of the updated register of members of the Target (as the surviving entity of the Merger) to reflect the Merger and the Parentco as legal and beneficial owner of all the Equity Interests in the Target (as the surviving entity of the Merger); and

(iv)	a copy of the updated register of directors of the Target (as the surviving entity of the Merger).

(c)	a legal opinion of White & Case, legal advisers to the Lender in Hong Kong, in respect of the capacity of any Material Company incorporated in Hong Kong which becomes a party to any Finance Documents specified in this Schedule 2;

(d)	a legal opinion of White & Case, legal advisers to the Lender in Hong Kong, in respect of the enforceability of all the Hong Kong law-governed Finance Documents specified in this Schedule 2;

(e)	a legal opinion of Mourant Ozannes, legal advisers to the Lender in the Cayman Islands, in respect of the capacity of any Material Company incorporated in the Cayman Islands which becomes a party to any Finance Documents specified in this Schedule 2;

(f)	a legal opinion of Mourant Ozannes, legal advisers to the Lender in the British Virgin Islands, in respect of the capacity of any Material Company incorporated in the British Virgin Islands which becomes a party to any Finance Documents specified in this Schedule 2; and

(g)	a copy of any other Authorisation or other document, opinion or assurance which the Lender considers (acting reasonably) to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Schedule 3

Requests and Notices

Part 1

Utilisation Request

From:	Harvest Merger Limited

To:	China Minsheng Banking Corp., Ltd., Hong Kong Branch

Dated:

Dear Sirs

US$30,000,000 Term Loan Facility Agreement dated [—] 2014 with Harvest Merger Limited as Borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	US$ [—] (or, if less, the total commitment as reduced, varied or cancelled in accordance with the terms of the Agreement

Amount:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent), to the extent applicable, is satisfied on the date of this Utilisation Request.

4.	The proceeds of the Loan (save for US$[—], being the agreed deduction for the up-front fee and legal fee) should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

Harvest Merger Limited

authorised signatory for

Part 2

Selection Notice

From:	[Borrower]

To:	China Minsheng Banking Corp., Ltd., Hong Kong Branch

Dated:

Dear Sirs

US$30,000,000 Term Loan Facility Agreement dated [—] 2014 with Harvest Merger Limited as Borrower and China Minsheng Banking Corp., Ltd., Hong Kong Branch as Lender (as amended and restated from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in or construed for the purposes of the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [—].

3.	We request that the next Interest Period for the above Loan is [—].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Borrower]

Schedule 4

Form of Transfer Certificate

Dated:

US$30,000,000 Term Loan Facility Agreement dated [—] 2014 with Harvest Merger Limited as Borrower and China Minsheng Banking Corp., Ltd., Hong Kong Branch as Lender (as amended and restated from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 24.4 (Procedure for Transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s commitment, rights and obligations under the Facility Agreement.

(b)	The Existing Lender hereby absolutely assigns to the New Lender, with effect from the Transfer Date, all or part of the rights held by it under or in connection with the Finance Documents (other than the Facility Agreement) and in respect of the Transaction Security which (in each case) correspond with the rights and obligations under the Facility Agreement transferred pursuant hereto, and the Existing Lender will be released (with effect from the Transfer Date) from any corresponding obligations by which it is bound in respect of the Transaction Security.

(c)	The proposed Transfer Date is [—].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Addresses) of the Facility Agreement and the Standing Payment Instructions of the New Lender are set out in the Schedule.

3.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraph (a) of Clause 24.3 (Limitation of Responsibility of Existing Lenders) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 24 (Changes to the Lender).

5.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by Hong Kong law.

8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not assign or transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment or a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred

Transfer Details:

Nature: [insert description of facility(ies) transferred]
Final Maturity:	[—]
Participation Transferred
Commitment Transfer
Drawn Amount:	[—]
Undrawn Amount:	[—]

Administration Details:

New Lender’s Receiving Account:	[—]
Process Agent:	[—]
Address:	[—]
Telephone:	[—]
Facsimile:	[—]
Telex:	[—]
Attn/Ref:	[—]

[Existing Lender]

[—]

[New Lender]

[—]

This Transfer Certificate is accepted by the Borrower and the Transfer Date is confirmed as [—].

[Borrower]

[—]

Schedule 5

Form of Compliance Certificate

From:	[Borrower]

To:	China Minsheng Banking Corp., Ltd., Hong Kong Branch

Dated:

Dear Sirs

US$30,000,000 Term Loan Facility Agreement dated [—] 2014 with Harvest Merger Limited as Borrower and China Minsheng Banking Corp., Ltd., Hong Kong Branch as Lender (as amended and restated from time to time, the “Facility Agreement”)

We refer to the Agreement (as the same may from time to time be amended, varied, supplemented, restated or novated). Terms defined in the Agreement shall have the same meanings when used in this certificate.

We confirm that, in respect of the last day of the Relevant Period ending on [—]:

[insert details of the financial covenants to be certified including calculations]

We confirm that no Default is continuing.*

[Authorised Signatory]

For and on behalf of

Harvest Merger Limited

[—]

Schedule 6

Form of Accession Deed

To:	[—] as Lender

From:	[applicable Subsidiary of the Borrower] (the “Proposed Additional Guarantor”); and

[Borrower]

Dated:	[—]

Dear Sirs

US$30,000,000 Term Loan Facility Agreement dated [—] 2014 with Harvest Merger Limited as Borrower and China Minsheng Banking Corp., Ltd., Hong Kong Branch as Lender (as amended and restated from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Accession Deed. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	The Proposed Additional Guarantor agrees to become a “Guarantor” and to be bound by the terms of the Facility Agreement and the other Finance Documents as a “Guarantor” pursuant to Clause [—] (Changes to the Obligors) of the Facility Agreement. The Proposed Additional Guarantor is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [—].

3.	The Proposed Additional Guarantor’s administrative details for the purposes of the Facility Agreement are as follows:

Address: Fax No.: Attention:	[—] [—] [—]

4.	This Transfer Certificate is governed by the laws of Hong Kong.

THIS ACCESSION DEED has been signed on behalf of the Lender, signed on behalf of the Borrower and executed as a deed by the Proposed Additional Guarantor and is delivered on the date stated above.

[Proposed Additional Guarantor]
[Executed as a Deed
By: [Proposed Additional Guarantor]

Director

Director/Secretary

OR

[Executed as a Deed
By: [Proposed Additional Guarantor]

Signature of Director

Name of Director in the presence of

Signature of Witness

Name of Witness

Address of witness

[—]
[—]
[—]

Occupation of witness]

The Borrower

By:

The Lender

By:
Date:

Schedule 7

Existing Target Facilities

Entity Name	Creditor	Agreement	Principal Amount of Debt
	China Minsheng Bank (Fuzhou branch)	, dated 9 May 2013	RMB	15,000,000
	China Minsheng Bank (Fuzhou branch)	dated 5 December 2013	RMB	16,000,000
	Bank of China (Quangang branch)	dated 25 April 2013	RMB	40,000,000
	Bank of China (Quangang branch)	dated 7 September 2013	RMB	27,500,000

Signature Page

THE BORROWER

HARVEST MERGER LIMITED

By:	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

Address:	c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands

Attention:	Ms. Na Lai Chiu

Telephone:	+852 3162 8585

Facsimile:	+852 3167 7227

Signature page to Project Farm Facility Agreement

THE HOLDCO

HARVEST HOLDINGS LIMITED

By:	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

Address:	c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands

Attention:	Ms. Na Lai Chiu

Telephone:	+852 3162 8585

Facsimile:	+852 3167 7227

THE ORIGINAL GUARANTOR AND THE PARENTCO

Executed and Delivered as a Deed For and on behalf of HARVEST PARENT LIMITED in the presence of:

By:	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

By:	/s/ Ming Ho Lui
(as witness)

Address:	c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands

Attention:	Ms. Na Lai Chiu

Telephone:	+852 3162 8585

Facsimile:	+852 3167 7227

Signature page to Project Farm Facility Agreement

THE LENDER

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

By:	/s/ Minghui Huang
Name: Minghui Huang
Title: Assistant Chief Executive Officer

Address: 36/F, Bank of America Tower, 12 Harcourt Road, Central, HK

Attention: Minghui Huang

Telephone: 852-2281 6868

Facsimile: 852-2899 2617

Signature page to Project Farm Facility Agreement